Exhibit 10.7
TRIPLE NET SPACE LEASE
BETWEEN
VII PAC SHORES INVESTORS, LLC,
a Delaware limited liability company
AS LANDLORD
and
C3, LLC,
a Delaware limited liability company,
AS TENANT
FOR THE PREMISES LOCATED AT
Pacific Shores Center
4th and 5th Floors, Building 8
1300 Seaport Boulevard
Redwood City, California 94063
DATED AS OF OCTOBER 28, 2011

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7.5 Proof of Insurance	23
7.6 Mutual Waiver of Claims and Subrogation Rights	24
7.7 Indemnification and Exculpation.	24
8. Damage Or Destruction	25
8.1 Destruction of the Premises	25
8.2 Waiver of Civil Code Remedies	25
8.3 Abatement of Rentals	26
8.4 No Liability for Tenant’s Alterations or Personal Property	26
9. Real Property Taxes	26
9.1 Payment of Taxes.	26
9.2 Proration for Partial Years	27
9.3 Personal Property Taxes.	27
10. Utilities	27
10.1 Tenant to Pay	28
11. Assignment and Subletting	28
11.1 Landlord’s Consent Required	28
11.2 Tenant Affiliates	28
11.3 No Release of Tenant	29
11.4 Excess Rent	29
11.5 Information to be Provided	30
11.6 Landlord’s Recapture Rights.	30
12. Defaults; Remedies	31
12.1 Defaults	31
12.2 Remedies	32
12.3 Default by Landlord	32
12.4 Late Charges	33
12.5 Landlord’s Right to Perform Tenant’s Obligations	33
13. Condemnation of Premises	34
13.1 Total Condemnation	34
13.2 Partial Condemnation	34
13.3 Award to Tenant	34
14. Entry by Landlord	34
14.1 Entry by Landlord Permitted	35
15. Estoppel Certificate	35
15.1 Estoppel Certificate.	35
16. Landlord’s Liability	36
16.1 Limitations on Landlord’s Liability	36
17. Right of First Refusal	36
18. General Provisions	37
18.1 Severability	37
18.2 Agreed Rate Interest on Past-Due Obligations	37
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18.3 Time of Essence	38
18.4 Additional Rent	38
18.5 Incorporation of Prior Agreements, Amendments and Exhibits	38
18.6 Notices.	38
18.7 Waivers	39
18.8 No Recording	40
18.9 Surrender of Possession; Holding Over.	40
18.10 Cumulative Remedies	41
18.11 Binding Effect; Choice of Law; Waiver of Jury Trial	41
18.12 Lease to be Subordinate	41
18.13 Attorneys’ Fees	42
18.14 Signs.	42
18.15 Merger	43
18.16 Quiet Possession and Enjoyment	43
18.17 Easements	43
18.18 Authority	44
18.19 Force Majeure Delays	44
18.20 Hazardous Materials.	44
18.21 Brokers	46
18.22 Acknowledgment of Notices	46
18.23 Relationship of Parties	46
18.24 Telecommunication Equipment	46
18.25 Survival of Provisions Upon Termination of Lease	47

Exhibit
A    Site Plan and Premises Floor Plan
B    Hazardous Materials Disclosure
C    Notice to Tenants
D    Notice to Tenants
E    Rules and Regulations
F    Work Letter
iii

LEASE AGREEMENT
This Lease Agreement is made and entered into by and between Landlord and Tenant on the 28th day of October, 2011. This Lease Agreement and all exhibits, schedules and addenda hereto are and shall be construed as a single instrument, and are referred to herein collectively as this “Lease.”
1.PARTIES
1.1Parties. This Lease is made by and between VII PAC SHORES INVESTORS, LLC, a Delaware limited liability company (“Landlord”) and C3, LLC, a Delaware limited liability company (“Tenant”).
2.PREMISES
2.1Demise of Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, certain space consisting of an agreed upon fifty one thousand three hundred seven (51, 307) rentable square feet of space (the “Premises”), which Premises, comprises the entirety of the rentable area located on the fifth floor and seventeen thousand one hundred two (17,102) rentable square feet of space located on the fourth floor of that certain building sometimes known as “Building 8” and commonly known as 1300 Seaport Boulevard, Redwood City, California 94063 (“Building 8”) which is one of ten free standing, office and research and development Project Buildings (“Project Buildings”) on real property situated in Redwood City, County of San Mateo, State of California and commonly known as Pacific Shores Center. Building 8 consists of an agreed one hundred sixty-four thousand seven hundred thirty two (164,732) rentable square feet and the Project consists of an agreed One Million Six Hundred Seventy-Two Thousand Seventy-Three (1,672,073) rentable square feet. The Premises is more particularly depicted herein in Exhibit A; provided, however that on or prior to the Commencement Date (as defined below), Tenant may propose, subject to Landlord’s reasonable consent, not to be unreasonably withheld, conditioned or delayed, a revision to the delineation of the portion of the Premises located on the 4th floor of Building 8 to be leased by Tenant pursuant to the terms of this Lease. Any such revised delineation shall be depicted on a revised Exhibit A to be attached to an amendment to this Lease which shall be executed by the parties hereto.
Landlord reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) for cabling, wiring, pipes and other Building 8 system elements; provided such access and use by Landlord shall not unreasonably interfere with use by Tenant of any restrooms or janitor closets located in the Premises. The rentable square footage of the Premises, Building 8 and other Project Buildings (the “Rentable Area”) has been determined by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of Building 8. The Rentable Area of the Premises also includes an allocation of a portion of the Building 8 Common Area, as more particularly defined in

Section 2.2 below. The Premises, the Project Buildings and appurtenances described herein, including Common Area (defined below), and all other improvements at Pacific Shores Center together with the land on which the same are located are together designated as the project (“Project”).
2.2Common Area. During the Lease Term, Tenant shall have the non-exclusive right to use the Common Area defined herein. Landlord reserves the right, in Landlord’s prudent business judgment, to modify the Common Area, including increasing or reducing the size, adding additional buildings, structures or other improvements or changing the use, configuration and elements thereof in its sole discretion and to temporarily close or restrict access from time to time for repair, maintenance or construction or to prevent a dedication thereof, provided that Tenant shall receive reasonable prior written notice to Tenant if such activities are reasonably expected to affect Tenant and Tenant (i) shall at all times have reasonable access to parking and the Premises during such activities; and (ii) such modifications, when completed, shall not adversely interfere with or restrict or disturb Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or its rights under this Lease or unreasonably and materially interfere with or restrict Tenant’s use of parking. Landlord further reserves the right to establish, repeal and amend from time to time non-discriminatory rules and regulations (subject to the express limitations herein) for the use of the Common Area and to grant reciprocal easements or other rights to use the Common Area to owners of other property provided that no amendment to the rules and regulations or granting of rights shall restrict or disturb Tenant’s possession, use or enjoyment of the Premises for the Permitted Use or unreasonably and materially interfere with Tenant’s use or enjoyment of parking facilities and provided, further, to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such amended Common Area rules and regulations, this Lease shall control. “Common Area” means both (i) Project Common Area which includes all portions of the Project other than the Buildings, including landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within the Project, sprinkler systems, lighting, surface water drainage systems, an athletic facility to be available for use by Tenant’s employees (the “Athletic Facility”), as well as baseball and soccer fields, a water front park, and a perimeter walking/biking trial, and such further portions of the Project or additional or different facilities as Landlord may from time to time designate or install or make available for the use by Tenant in common with others, (ii) Building 8 Common Area which includes all mechanical areas, stairwells, elevators and elevator shafts, pipe, cabling and wiring shafts, together with their enclosing walls, plus, to the extent not leased to an occupant, all entrances, elevator and other lobbies, common corridors and hallways, restrooms, janitor closets, telephone closets, electric closets and other public or common areas located in Building 8, and (iii) any other lobbies, common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located in Building 8.
2.3Parking. Landlord shall provide Tenant with parking spaces within the Common Area as required by law, which is three (3) spaces per one thousand (1,000) square feet of Rentable Area within the Premises. Tenant shall be entitled to one reserved parking space marked with Tenant’s name. In the event Landlord elects or is required by any law to limit or control parking at the Premises, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable non-discriminatory rules and regulations as are from time to time established by Landlord; provided, however, under no circumstances shall Tenant be required to pay for its use of any such parking spaces or for such parking tickets or assessment except as provided in this Section 2.3 and Section 4. Landlord agrees that Tenant’s access to parking shall not be unreasonably limited beyond any requirement of law by any such rules and regulations. All costs associated with the operation and maintenance of the parking facilities shall be an element of Common Area costs payable hereunder in Section 4 (subject to the limitations provided therein), including, without limitation, for reimbursement of repair, replacement and maintenance costs and expenses, and insurance premiums and any real property taxes including governmental or public authority charges, fees or impositions of any nature hereafter imposed.
2.4Landlord’s Personal Property.
(a)Landlord will sell to Tenant, for the price of $1.00, as of the Commencement Date , the furniture, fixtures and equipment that are surrendered by the prior occupant of the Premises and which have not been removed by Landlord within two weeks following execution of this Lease (the personal property to be acquired by Tenant “Acquired Personal Property”). Promptly following Tenant’s identification of the items of furniture, fixtures and equipment that Tenant wishes removed, Landlord shall remove the same from the Premises, and the remaining items of furniture, fixtures and equipment will be acknowledged in writing by Landlord and Tenant promptly thereafter.
(b)Upon the expiration or earlier termination of this Lease, or at any time prior thereto as Tenant shall elect, Tenant may remove all or any portion of the Acquired Personal Property and dispose of the same in any lawful manner it shall elect.
(c)TENANT ACKNOWLEDGES THAT LANDLORD IS NOT THE MANUFACTURER OR SUPPLIER OF THE ACQUIRED PERSONAL PROPERTY, NOR THE AGENT THEREOF, AND THAT LANDLORD MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER IN CONNECTION WITH THE ACQUIRED PERSONAL PROPERTY, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OF THE ACQUIRED PERSONAL PROPERTY, ITS FITNESS FOR A PARTICULAR PURPOSE, ITS DESIGN OR CONDITION, ITS CAPACITY OR DURABILITY, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN THE MANUFACTURE OR ASSEMBLY OF THE ACQUIRED PERSONAL PROPERTY. Landlord is not responsible for any repairs or service to the Acquired Personal Property, defects therein or failures in the operation thereof. Landlord shall have no liability in connection with or arising out of the ownership, leasing, furnishing, performance or use of the Acquired Personal Property or, in any event, any special, indirect, incidental or consequential damages of any character, including, without limitation, loss of use of production facilities or equipment, loss of profits, property damage or lost production, whether suffered by Tenant or any third party.
2.5Athletic Facility. During the Lease Term and any extensions thereof, Tenant and its employees shall have access to a number of memberships calculated by multiplying Tenant’s

Share of Project items by 6,400, which memberships shall entitle such members to the use of the thirty-eight thousand (38,000) square foot Athletic Facility and all of the amenities thereof at no additional cost; provided that, for the sole purpose of calculating the number of memberships during the first six (6) months of the Lease Term, Tenant’s Share of the Project shall be equal to Tenant’s Share of the Project for the seventh (7th) month of the Lease Term as provided in Section 4.7(c) below; further provided, however, that Tenant acknowledges that the cost of operating and maintaining the Athletic Facility will be an Operating Expense as and to the extent described below. Subject to the reasonable consent of Landlord, Tenant may freely transfer memberships between itself, First Virtual Group and The Thomas and Stacey Siebel Foundation and their permitted successors and assigns.
3.TERM
3.1Lease Term. The term of this Lease (“Lease Term”) shall be for sixty-six (66) months, beginning on April 1, 2012 (the “Commencement Date”) and expiring, unless sooner terminated as provided for herein, on the last day of the sixty-sixth (66th) month after the Commencement Date (“Expiration Date”).
3.2Early Access. Notwithstanding anything herein to the contrary, commencing November 1, 2011 (the “Delivery Date”) Landlord shall deliver the Premises to Tenant and thereafter Tenant and Tenant’s invitees may enter the Premises for the sole purpose of planning and performing tenant improvements, installation of Tenant’s furniture, trade fixtures, equipment, telecommunications systems and other equipment thereon and general Premises set-up, provided that Tenant has delivered to Landlord: (1) the first month’s Base Rent, (2) certificates evidencing the insurance described in Section 7 below, and (3) the security pursuant to Section 4.6 below. Tenant’s occupancy of the Premises prior to the Commencement Date shall be on all of the terms and conditions of this Lease, except the obligation to pay Base Rent and Additional Rent.
3.3Delay in Delivering Possession. If for any reason whatsoever, Landlord cannot deliver possession of the Premises to Tenant on or before the Delivery Date, this Lease shall not be void or voidable, nor shall Landlord, or Landlord’s agents, advisors, employees, partners, shareholders, directors, invitees, independent contractors, be liable to Tenant for any loss or damage resulting therefrom. In such event, the Commencement Date and Expiration Date shall be extended by the same number of days that Tenant’s possession of the Premises was delayed beyond the Delivery Date. Notwithstanding the foregoing, if the Delivery Date does not occur on or prior to February 1, 2012 (which date shall not be extended by Force Majeure events), Tenant shall have the right to terminate this Lease.
3.4Option to Extend.
(a)Exercise. Tenant is given one (1) option to extend the Lease Term (the “Option to Extend”) for a five (5) year period (“Extended Term”) following the date on which the initial Lease Term would otherwise expire, which option may be exercised only by written notice (“Option Notice”) from Tenant to Landlord given not less than nine (9) months nor more than twelve (12) months prior to the end of the initial Lease Term (“Option Exercise Date”);

provided, however, if any of the Option Conditions are not met on the Option Exercise Date or on the last day of the initial Lease Term, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term if not sooner terminated. As used herein, the term “Option Conditions” shall mean all of the following conditions to the effectiveness of Tenant’s exercise of the Option to Extend: (i) there is not an Event of Default by Tenant under this Lease, (ii) Tenant has not assigned this Lease to any party other than an Affiliate, (iii)Tenant has not sublet more than seventy-five percent (75%) of the rentable square footage of the Premises to any party other than an Affiliate, and (iv) Tenant or an Affiliate is then in physical occupancy of at least twenty-five percent (25%) of the then-existing rentable square footage of the Premises
(b)Extended Term Rent. In the event Tenant exercises its Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply to the Extended Term, except that the Base Rent payable by Tenant during the Extended Term shall be equal to the greater of (A) ninety-five percent (95%) of the Fair Market Rent (defined below), as determined under subsection (c) below or (B) an amount equal to $2.00 for each square foot of Rentable Area within the Premises. “Fair Market Rent” shall mean the effective base rent rate being charged based on executed leases (including periodic adjustments thereto as applicable during the period of the Extended Term), for comparable space in similar buildings in the vicinity, i.e., of a similar age and quality considering any recent renovations or modernization, and floor plate size, which space is non-sublease, non-equity, non-renewal, non-encumbered space comparable in size, location and quality to the Premises, for a similar lease term, in an arm’s length transaction or, if such comparable space is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of the Premises as contrasted to other buildings used for comparison purposes, with similar amenities, making appropriate adjustments to the stated or “coupon” base rent (to obtain the effective base rent rate) for any rental abatement concessions, if any, being granted such tenants in connection with such comparable space, tenant improvements or allowances provided or to be provided, term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, and any other relevant terms or conditions applicable to both new and renewing tenants, including the amount of available parking and all other monetary and non-monetary concessions, if any, being granted such tenants in connection with such comparable transactions provided, however, that Fair Market Rent shall not take into account improvements to the Premises provided or installed by Tenant at its cost to the extent not yet amortized by Tenant. In analyzing such comparable space, the parties and/or the appraisers shall give due consideration to the method by which the square footage of such space has been calculated.
(c)Determination of Fair Market Rent.
(i)Negotiation. If Tenant so exercises one or both of its Options to Extend in a timely manner, the parties shall then meet in good faith to negotiate the Base Rent for the Premises for the Extended Term, during the first thirty (30) days after the date of the delivery by Tenant of the Option Notice (the “Negotiation Period”). If, during the Negotiation Period, the parties agree on the Base Rent applicable to the Premises for the corresponding Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during such Extended Term.
(ii)Arbitration. In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) business days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing an appraiser to make this determination. Each appraiser designated shall be a member of MAI and shall have at least five (5) years’ experience in appraising commercial real property, of similar quality and use as the Premises, in San Mateo County. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term. Landlord and Tenant each may consult with its prospective selected appraiser prior to appointment and may select an appraiser who is favorable to its respective position. Such appraisers shall, within thirty (30) days after their appointment, complete their appraisals and submit their appraisal reports to Landlord and Tenant. If the Fair Market Rent of the Premises established in the two (2) appraisals varies by five percent (5%) or less of the higher rental, the average of two shall be controlling. If the Fair Market Rent of the Premises established in the two (2) appraisals varies by more than five percent (5%) of the higher rental, within five (5) business days after submission of the last appraisal, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Neither Landlord nor Tenant or either party’s appraiser may, directly or indirectly, consult with the third appraiser prior or subsequent to his or her appearance. If the two appraisers fail to agree upon and appoint the third appraiser within the time period provided for herein, then the parties shall mutually select the third appraiser. The third appraiser shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel. If Landlord and Tenant are unable to agree upon and/or agree on the terms and conditions of the engagement letter for the third appraiser within ten (10) days, then either party may, upon at least five (5) days’ prior written notice to the other party, request the Presiding Judge of the San Mateo County Superior Court, acting in his or her private and nonjudicial capacity, to appoint and set the terms of engagement (consistent with this Section 3.4(c)) for the third appraiser (who shall meet the criteria set forth herein). The Fair Market Rent determined by the third appraiser for the Premises shall be averaged with whichever of the other two appraised values is closest to that determined by the third appraiser, and said average shall be Fair Market Rent for the Premises during the Extended Term; The Base Rent for the Extended Term shall be the greater of (A) ninety-five percent (95%) of the determination so selected or (B) an amount equal to $2.00 for each square foot of Rentable Area within the Premises. The parties shall share the appraisal expenses equally. If the Extended Term begins prior to the determination of the Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred ten percent (110%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term (in lieu of “holdover rent” payable under Section 18.9(b)). Once a determination is made, any over payment or under payment shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due and the parties shall execute an amendment to acknowledge the commencement of the Extended Term and the new schedule of Base Rent and any concessions granted by Landlord.

4.RENT: TRIPLE NET LEASE
4.1Base Rent. Tenant shall pay to Landlord as Base Rent the monthly installments more particularly described in the table set forth in Section 4.2 below, in advance, on the first day of each calendar month of the Lease Term, commencing on the Commencement Date, subject to the advance payment of the first month of Base Rent pursuant to Section 4.3; provided, however, as shown on the table in Section 4.2 below, Tenant shall not be required to pay Base Rent for the six (6) month period beginning on the Commencement Date and ending on the day before the seventh (7th) month of the Lease Term (the “Rent Abatement Period”). In connection therewith; the advance payment of the first month of Base Rent shall be applied to the installment of Base Rent due for the first full or partial calendar month after the end of the Rent Abatement Period. Base Rent for any period during the Lease Term which is for less than one month shall be a pro rata portion of the monthly installment (based on the actual days in that month). All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
4.2Rent Adjustment. Subject to the terms of Section 4.1, the Base Rent to be paid by Tenant during the Lease Term for the 4th floor portion of the Premises and the 5th floor portion of the Premises shall be as set forth in the schedules below:
Fourth Floor portion of the Premises

Month	to Month	Rental Rate	Sq. Ft on which Rent is calculated	Monthly
1	6	$0.00	17,102	$0.00
7	12	$0.00	17,102	$0.00
13	22	$0.00	17,102	$0.00
23	24	$2.73	17,102	$46,688.46
25	36	$2.81	17,102	$48,056.62
37	48	$2.90	17,102	$49,595.80
49	60	$2.98	17,102	$50,963.96
61	66	$3.07	17,102	$52,503.14

Fifth Floor portion of the Premises

Month	to Month	Rental Rate	Sq. Ft on which Rent is calculated	Monthly
1	6	$0.00	34,205	$0.00
7	12	$2.65	34,205	$90,643.25
13	24	$2.73	34,205	$93,379.65
25	36	$2.81	34,205	$96,116.05
37	48	$2.90	34,205	$99,194.50
49	60	$2.98	34,205	$101,930.90
61	66	$3.07	34,205	$105,009.35

4.3First Payment of Base Rent and Additional Rent. Tenant shall pay at the time of Tenant’s execution of this Lease, as the first payment of Base Rent (to be applied to the seventh month of the Lease Term) in the amount of Ninety Thousand Six Hundred Forty-Three and 25/100 Dollars ($90,643.25), and first payment of Additional Rent (to be applied to the seventh month of the Lease Term) in the amount of Thirty Seven Thousand Two Hundred Eighty Three and 45/100 Dollars ($37,283.45).
4.4Absolute Triple Net Lease. This Lease is what is commonly called an “Absolute Triple Net Lease,” it being understood that Landlord shall receive the Base Rent set forth in Section 4.1 free and clear of any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever, except as otherwise specifically provided in this Lease to the contrary. Tenant shall pay all rent in lawful money of the United States of America to Landlord at the notice address stated herein or to such other persons or at such other places as Landlord may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in rent payable under this Lease, except as herein expressly provided in Sections 8 and 13, concerning destruction and condemnation. Any present or future law to the contrary shall not alter this agreement of the parties.
4.5Additional Rent. In addition to the Base Rent reserved by Sections 4.1 and 4.2, Tenant shall pay, beginning on the seventh (7th) month of the Lease Term and continuing throughout the Lease Term as Additional Rent; (i) For the 5th floor portion of the Premises (and for the 4th floor portion of the Premises commencing on the earlier to occur of Tenant’s occupancy of the 4th floor portion of the Premises for the purpose of conducting business therein or the first day of the 23rd a month of the Lease Term),100% as to amounts applicable solely to the Premises and Tenant’s Share (as defined in Section 4.7(c) below) as to amounts applicable to Building 8, the Project and the Common Area of all taxes, assessments, fees and other impositions payable by Tenant in accordance with the provisions of Section 9 and insurance premiums in accordance with the provisions of Section 7, (ii) Tenant’s Share of Operating Expenses (as defined below), and (iii) any other applicable charges, costs and expenses whether or not contemplated which may arise under any provision of this Lease during the Lease Term, plus a Management Fee to Landlord equal to three percent (3%) of the Base Rent. The Management Fee is due and payable, in advance, with each installment of Base Rent. All of such charges, costs, expenses, Management Fee and all other amounts payable by Tenant hereunder, shall constitute Additional Rent, and upon the failure of Tenant to pay any of such charges, costs or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Base Rent.
4.6Security Deposit.
(a)Upon the date this Lease is executed by Tenant, Tenant shall deposit with Landlord either cash or an unconditional, irrevocable “clean” letter of credit (the “Letter of Credit”) in an amount equal to Four Hundred Twenty-Five Thousand Dollars ($425,000.00). Any such Letter of Credit shall be in form and substance satisfactory to Landlord, shall be drawn on Bank of America, JP Morgan Chase or another domestic commercial money center bank with a letter of credit paying office located in the San Francisco/Bay Area or Los Angeles and reasonably satisfactory to Landlord and shall be addressed to, and payable upon presentation of a sight draft signed by Landlord as beneficiary stating that Landlord is entitled to draw upon such Letter of Credit pursuant to the terms of this Lease. Such Letter of Credit or cash deposit, as the case may be, shall be referred to herein as the “Security Deposit”. Any Letter of Credit shall provide for multiple draws and partial and multiple successors or co-beneficiaries. If, after notice and beyond the expiration of any applicable grace period (or, if Landlord is prevented from giving notice by the automatic stay of a bankruptcy court or by any other legal prohibition, without notice or grace period) Tenant fails to timely perform or observe any obligation of Tenant under this Lease, including, but not limited to, the payment of rent or other money due hereunder, the maintenance and repair of the Premises or restoration of the condition of the Premises upon the termination or earlier expiration of this Lease in conformance with the provisions hereof, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Landlord may spend by reason of Tenant’s failure to timely observe or perform any obligation of Tenant under this Lease or for compensation to Landlord for any loss or damage which Landlord may suffer or be entitled to by reason of Tenant’s failure to timely perform or observe any obligation of Tenant under this Lease, including, without limitation, damages which Landlord would be entitled to under California Civil Code Sections 1951.2 or 1951.4. If any portion of the Security Deposit is so used or applied, then Tenant shall, within fifteen (15) business days after written demand therefor, deposit with Landlord a supplemental letter of credit or cash deposit in an amount equal to the portions used or applied and, in the case of a supplemental letter of credit, otherwise in form and substance as required for the original Letter of Credit so that the aggregate amount held by Landlord is equal to the required amount of the Security Deposit. The rights of Landlord pursuant to this Section 4.6 are in addition to any rights which Landlord may have pursuant to Section 12 below. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interests hereunder) within sixty (60)) days after Lease expiration or termination and after Tenant has vacated the Premises (provided that, if Tenant fails to vacate the Premises in the condition required under this Lease, Landlord may withhold such funds as Landlord deems necessary to cure such failure). Failure of Tenant to deliver a replacement Letter of Credit to Landlord at least thirty (30) days prior to the expiration date of any current Letter of Credit shall constitute a separate event entitling Landlord to draw down immediately and entirely on the current Letter of Credit and the proceeds shall constitute a cash security deposit provided that no such Letter of Credit shall be required to be maintained by Tenant through a date later than the date which is sixty (60)) days after the Expiration Date of this Lease, as such Expiration Date may be modified from time to time pursuant to the terms of this Lease and Tenant’s vacating from the Premises. Landlord shall not be required to keep any cash security deposit separate from Landlord’s general funds or be deemed to be a trustee of same or to pay any interest on same. The cash security shall (i) be held as a security deposit, (ii) only be utilized by Landlord for the same purposes as the Letter of Credit can be used pursuant to this Section, and (iii) be governed solely by this Section 4.6, each party hereby waiving the provisions of Civil Code Section 1950.7, which shall not apply. Tenant shall pay when due all fees, charges and costs imposed by the issuing bank for the issuance or any amendment of the Letter of Credit and/or any supplemental letter of credit. Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant shall have the right, from time to time throughout the Lease Term, to post a substitute Letter of Credit for the Letter of Credit required hereunder, the form and substance of which substitute Letter of Credit shall be subject to Landlord’s reasonable approval and in conformance with the terms of this Section 4.6. In the event of a transfer of Landlord’s interest in Building 8 or the Project, Landlord shall transfer the Letter of Credit, in whole (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall execute and submit to the applicable bank such applications, documents and instruments as may be necessary to effectuate such transfer; provided, however, Landlord shall be responsible for paying the bank’s transfer and processing fees in connection therewith.
(b)If at any time (A) the financial institution that provided the Letter of Credit is either (i) closed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental authority, or (ii) declared insolvent by the FDIC for any reason, or (B) Landlord reasonably believes that such financial institution will either be (y) closed by the FDIC or any governmental authority, or (z) declared insolvent by the FDIC for any reason, Tenant shall, within five (5) business days after either the occurrence of such closure or declaration of insolvency or notice from Landlord that Landlord reasonably believes that such financial institution will close or be declared insolvent, either (1) provide Landlord a replacement Letter of Credit satisfying all of the terms of this section, or (2) post a cash security deposit in the amount of the Letter of Credit with Landlord.
4.7Operating Expenses.
(a)Definition. Subject to the exclusions therefrom listed below, “Operating Expenses” shall mean and include, those actual costs or expenses of the Premises, Building 8 or the Project described below and in Sections 6, 7 and 9, as well as all actual costs and expenses of every kind and nature paid or incurred by Landlord (whether obligated to do so or undertaken at

Landlord’s discretion) in the ownership, operation, maintenance, repair and replacement of the Common Areas, including Common Area Project Buildings and improvements located within the Project as well as the Common Areas of Building 8. Such costs and expenses shall include, but not be limited to, costs of cleaning; lighting; maintaining, repairing and replacing all Common Area improvements and elements (replacing shall be deemed to include but not be limited to the replacement of light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads as well as the Building 8 elevators, stairways, floors and walls in the Common Area and Building 8, roof, roof membrane and other Building 8 elements which are the responsibility of Landlord to maintain, repair and replace under this Lease), repairs to and maintenance of the structural and non-structural portions of the Athletic Facility; supplies, tools, equipment and materials used in the operation and maintenance of the Project; snow removal; parking lot striping; removal of trash, rubbish, garbage and other refuse; painting; removal of graffiti; painting of exterior walls; landscaping; providing security to the extent Landlord determines in its sole discretion to do so (including security systems and/or systems designed to safeguard life or property against acts of God and/or criminal and/or negligent acts, and the costs of maintaining of same); personal property taxes; fire protection and fire hydrant charges (including fire protection system signaling devices, now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Project; the initial cost or the reasonable depreciation of equipment used in operating and maintaining the Common Areas which is expensed or amortized, respectively by Landlord in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied and rent paid for leasing any such equipment; reasonable cost of on or off site storage space of any and all items used in conjunction with the operation, maintenance and management of the Project, including, but not limited to, tools, machinery, records, decorations, tables, benches, supplies and meters; the cost of and installation cost of any and all capital replacement, repairs or improvements, including, without limitation, which are made due to normal wear or tear or which are made for the purpose of reducing Operating Expenses, increasing building or public safety or which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; total compensation and benefits (including premiums for workers’ compensation and other insurance) paid to or on behalf of Landlord’s employees, including, but not limited to, full or part time on-site management or maintenance personnel; and a use privilege fee (“Athletic Facility Fee”) consisting of Base Rent and Operating Expenses allocated to the Athletic Facility which shall consist of a monthly amount equal to the sum of: (A) the Base Rent per square foot per month, then in effect for the Premises under this Lease (including during the Rent Abatement Period, the Base Rent being waived) multiplied by 38,000 (i.e., the agreed upon square footage of the Athletic Facility) and (B) all costs and expenses arising from the operation of same (net of any fees paid by individual users). Notwithstanding anything in this Section 4.7(a) to the contrary, no Athletic Facility Fee shall be charged to Tenant at any time Operating Expenses are not otherwise payable by Tenant. Notwithstanding anything in this Section 4.7(a) to the contrary, with respect to all sums payable by Tenant as an Operating Expense under this Section 4.7(a) for the acquisition of any equipment, replacement of any item, or the construction of any new item in connection with the physical operation of the Premises, Building 8, or the Project (e.g., HVAC, roof membrane or coverings and parking area) which is a capital item the replacement of which would be capitalized by Landlord in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, Tenant shall be required to pay only the Tenant’s Share of the cost of the item falling due within the Lease Term based upon the amortization of the same over the useful life of such item.
(b)Payment. Tenant shall pay Tenant’s Share of Operating Expenses in monthly installments on the first day of each month in an amount set forth in a written estimate by Landlord. Landlord agrees that it will base its estimate on Landlord’s experience in managing the Project. As soon as available and not later than one hundred twenty (120) days following the end of the period used by Landlord in estimating Landlord’s cost (e.g., calendar year), Landlord shall furnish to Tenant a statement (hereinafter referred to as “Landlord’s Statement”) of the actual amount of Tenant’s Share of such Operating Expenses for such period, as well as the new estimate for the following calendar year. Within thirty (30) days thereafter, Tenant shall pay to Landlord, as Additional Rent, or Landlord shall apply as a credit to Base Rent and Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Landlord, remit to Tenant), as the case may be, the difference between the estimated amounts paid by Tenant and the actual amount of Tenant’s Share of Operating Expenses for such period as shown by such Landlord’s Statement. Tenant’s Share of Operating Expenses for the ensuing estimation period shall be adjusted upward or downward based upon Landlord’s Statement.
(c)Tenant’s Share. For purposes hereof, “Tenant’s Share” shall mean (i) as to amounts allocable solely to Building 8 (and with respect to real property tax, also to the legal parcel in which Building 8 is located), the Rentable Area of the Premises divided by the Rentable Area of Building 8, and (ii) as to amounts allocable to the Project or the Project Common Area, the Rentable Area of the Premises divided by the Rentable Area of all Project Buildings at the Project (irrespective of whether they are rented), in each case measured (at the time in question) on a dripline basis. Subject to being increased or decreased as a result of physical changes to Building 8 or the Project (as opposed to simply remeasurement) which result in an increase or reduction in the Rentable Area of Building 8 or the Project, Tenant’s Share of Building 8 items shall be 31.15%, and Tenant’s Share of Project items shall be 3.07%. Notwithstanding anything herein to the contrary, in light of Tenant’s anticipated phased occupancy of the Premises, Landlord and Tenant agree that during the seventh through the twenty-second months of the Lease Term, Tenant’s Share of Building 8 items shall be 20.77%, and Tenant’s Share of Project items shall be 2.05%. For the avoidance of doubt, it is understood that Tenant’s Share of Operating Expenses shall be deemed to be 0% until the seventh month of the Lease Term.
(d)Exclusions. For purposes of this Lease, the term Operating Expenses shall not include (and Tenant shall have no liability for) any of the following: (i) any expenses incurred by Landlord for the sole benefit of Tenant, which expenses are reimbursed by Tenant pursuant to the other terms of this Lease, (ii) any expenses incurred by Landlord for the benefit of the other tenants of Building 8 or the Project, but not Tenant, which expenses are in fact reimbursable by such other tenants, (iii) any payments of interest or principal relating to any debt secured by Building 8 or the Project, (iv) costs associated with the intentional misconduct of Landlord or Landlord’s agents, employees or contractors, (v) costs incurred in connection with negotiations or disputes with any other occupant of the Project and costs arising from the violation by

Landlord of the terms and conditions of any lease or other agreement, (vi) ground lease rent, (vii) commissions, advertising costs, promotional and marketing expenses, attorney’s fees and costs of improvements in connection with leasing space in the Building, (viii) costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent), (ix) depreciation, except as expressly provided above, (x) collection costs and legal fees paid in disputes with tenants, legal expenses incurred in connection with tenant leases including, without limitation, negotiations with prospective tenants and enforcing provisions of this Lease or other leases in the Building, (xii) costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project), (xii) the costs of painting or decorating tenant leasable space, the costs of alterations to the Premises or the premises of other tenants of Building 8 of the Project, or the cost of any work furnished by Landlord without charge as an inducement for a tenant to lease space (i.e., free rent, improvement allowances), (xiii) income or franchise taxes or other such taxes imposed or measured by the income of the Lessor from the operation of Building 8 or the Project, (xiv) the costs associated with utilities, services or amenities not available to all tenants or provided to any tenant to a materially greater extent or more favorable manner than generally provided to other tenants, (xv) costs incurred by, and penalties assessed against, Landlord by any governmental body or agency, as a result of the violation by Landlord of any laws applicable to the Project (provided, however, that the cost of correcting portions of the Project that do not comply with laws where such noncompliance was caused by a change in a law after the Commencement Date, shall be included as an Operating Expense), (xvi) the cost of any work performed or service provided, to the extent that fees are charged or other compensation received in connection with the same, (xvii) costs for sculptures, paintings and other objects of art located in the interior or on the exterior of Building 8 or the Project or immediately adjacent thereto, (xviii) any fees and expenses paid to a third party which is related to Lessor to the extent such fees or expenses are in excess of the customary market amounts which would be paid in the absence of such a relationship, (xix) expenditures for repairs or maintenance to the extent covered by warranties and guarantees, (xx) any expenditure for which, and to the extent, Landlord is reimbursed by third parties such as insurance companies or would have been compensated through proceeds of insurance had the Landlord maintained the insurance required hereunder, (xxi) expenses in connection with repairs or other work occasioned by the exercise of the right of eminent domain, (xxii) damages incurred due to the gross negligence of the Lessor, (xxiii) debt costs or the costs of financing or refinancing unless associated with acceptable capital expenditures described above, (xxiv) the costs, fines or penalties incurred due to violations by the Lessor of any governmental rule or authority, (xxv) expenses incurred by Lessor, if any, in connection with the operation, cleaning, repair, safety, management, security, maintenance or other services of any kind provided to any portions of the Building which are leased or designed to be used for retail or storage purposes, (xxvi) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Lessor, (xxvii) contributions to operating expense reserves, (xxviii) bad debt loss, rent loss or reserves for bad debt or rent loss; (xxix) costs arising from the remediation of Hazardous Materials brought upon, kept or used in, on or about the Project (other than Hazardous Materials disclosed by the Hazardous Materials referenced in the environmental reports listed in Exhibit B or Hazardous Materials brought upon, kept or used in, on or about the Project by Tenant or its agents, employees, contractors or invitees); (xxx) cost of new or additional buildings or other additional structures and (xxxi) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager.
(e)Gross Up. Notwithstanding anything herein to the contrary, in the event the average occupancy level of Building 8 or the Project for any computation period is not one hundred percent (100%), then the Operating Expenses for such period which vary with occupancy shall be apportioned among the tenants by the Landlord to reflect those costs which would have occurred had Building 8 or the Project, as applicable, been one hundred percent (100%) occupied during such period.
4.8Tenant’s Right to Review Supporting Data.
(a)Exercise of Right by Tenant. Tenant shall have the right upon reasonable notice and at reasonable times to audit all books and records of Landlord used in calculating Operating Expenses, Common Area charges, taxes and other Additional Rent hereunder. Landlord will cooperate reasonably with Tenant in such audit on the terms and conditions set forth below. In order for Tenant to exercise its right under this Section, Tenant shall, no later than six (6) months (after delivery of any Landlord’s Statement, deliver a written notice to Landlord exercising its rights hereunder with regard to the immediately prior Landlord’s Statement, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in the current Landlord’s Statement. In no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease including, without limitation, Tenant’s obligation to make all Base Rent payments and all payments for Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.8. The right to review granted to Tenant under this Section 4.8 may only be exercised once for any Landlord’s Statement.
(b)Procedures for Review. Tenant acknowledges that Landlord maintains its books and records for Building 8 and the Project at its offices in San Francisco, and Tenant therefore agrees that any review and audit of the same and supporting data under this Section shall occur at such location and at such time during Landlord’s normal business hours on such days (“Access Days”) during the sixty (60) day period immediately following Tenant’s delivery of its Audit Notice as Landlord shall reasonably designate (“Review Period”); Tenant shall deliver its audit report to Landlord within the thirty (30) day period immediately following the last Access Day designated by Landlord. Any review to be conducted by Tenant under this Section shall, except as provided below, be at the sole expense of Tenant and shall be conducted by a firm of certified public accountants of national standing (which may be Tenant’s outside auditing firm) on a non-contingency fee basis. Tenant acknowledges and agrees that any supporting data reviewed under this Section shall constitute confidential information of Landlord, which shall not be disclosed to anyone (except if required by any court to disclose such information or if such information is available from an inspection of public records) other than the accountants performing the review and Tenant’s members, officers, executives, accountants and attorneys.

(c)Finding of Error. Any errors disclosed by the audit of books and records or review of supporting data under this Section shall be promptly corrected, provided that Landlord shall have the right to cause another review of the supporting data to be made by a firm of certified public accountants of Landlord’s choice. In the event of a disagreement between the two accounting firms, the two accounting firms shall agree on an independent accountant who shall decide each item of disagreement and whose decision shall be deemed to be correct, final and binding on both Landlord and Tenant. If the two accounting firms fail to so agree within thirty (30) days after Landlord’s accounting firm completes its review, Landlord or Tenant may apply to the presiding judge of the Superior Court to appoint such independent accountant, whose decision shall be final and binding. If the audit and review process described above results in a determination that Tenant has overpaid obligations for a preceding period, the amount of such overpayment plus interest at the Agreed Rate shall be credited against Tenant’s subsequent installment obligations to pay its share of rent or, if this Lease has terminated or expired, paid in lawful money to Tenant within thirty (30) days after the determination of overpayment is delivered to Landlord. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of Additional Rent or, if this Lease has terminated or expired, in lawful money within thirty (30) days after the determination of underpayment is delivered to Tenant. Each party shall pay all the costs, and expenses of its chosen accounting firm and one half of the costs and expenses of the independent accountant, if any. The payment by Tenant of any amounts pursuant to this Section 4 shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular Landlord’s Statement in question provided by Landlord, but the failure of Tenant to object thereto, conduct and complete its inspection and conduct the audit as described above prior to the expiration of the Review Period for such Landlord’s Statement shall be conclusively deemed Tenant’s approval of the Landlord’s Statement in question and the amount of Operating Expenses and other Additional Rent, as the case may be, shown thereon. In addition, if the amount shown as due in Landlord’s Statement exceeds the actual Operating Expenses which should have been charged to Tenant by more than eight percent (8%), then the cost of such review shall be paid by Landlord.
5.USE
5.1Permitted Use and Limitations on Use. The Premises may be used and occupied only for general office and administrative functions, operation of a software or electronics laboratory, software research and development, and shipping receiving relating to Tenant’s business and uses ancillary thereto, including, without limitation, reasonable recreational activities for employees. Any other use shall be subject to the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use, suffer or permit the use of the Premises in any manner that constitutes waste, nuisance or unlawful acts. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to Building 8 or the Premises, or (ii) cause damage to any part of Building 8 or the Premises except to the extent reasonably necessary for the installation of the Tenant improvements, Tenant’s trade fixtures and Tenant’s Alterations, and then only in a manner and to the extent consistent with this Lease and the Work Letter attached hereto as Exhibit F. Tenant shall not operate any equipment within Building 8 or the Premises which will (A) materially damage Building 8 or the Common Area, (B) overload existing electrical systems or other mechanical equipment servicing Building 8, (C) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing Building 8, (D) damage, overload or corrode the sanitary sewer system, or (E) damage the Common Area or any other part of the Project. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of Building 8 or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (1) create a nuisance or fire or health hazard, (2) damage the Premises or the Project, (3) unreasonably disturb any other tenant at the Project, or (4) result in the violation of any law. Without the prior written approval of Landlord, Tenant shall not change the exterior of Building 8, or the outside area of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of Building 8. Tenant shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Tenant’s products and services in the normal course of business consistent with the permitted uses), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale by Tenant shall be an immediate event of default hereunder without the benefit of a notice and cure period from Landlord, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semifinished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside Building 8 which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant, and for which Tenant has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.
5.2Compliance with Law.
(a)Landlord hereby represents and warrants that it has no actual (as opposed to constructive) knowledge, as of the Delivery Date, of any covenant, restriction, law, building code, regulation or ordinance (“Applicable Law”) which would be violated by the permitted use of the Premises in accordance with the terms hereof, provided that the sole remedy of Tenant for any such representation and warranty shall be Landlord’s performance of any work necessary for any such portion of the Premises to comply with Applicable Law.
(b)Except as provided in Section 5.2(a) and Landlord’s obligations under Sections 5.3, 5.4 and 6.1(b) of this Lease and under Section 8, Tenant shall, at Tenant’s cost and expense, comply promptly with all statutes, ordinances, codes, rules, regulations, orders, covenants and restrictions of record, and insurance requirements applicable to the Premises and Tenant’s use and occupancy of same in effect during any part of the Lease Term (whether the same are presently foreseeable or not, and without regard to the cost or expense of compliance provided that any Alteration(s) required for compliance shall be subject to the provisions of this Lease) to the extent they relate to Tenant’s particular manner of use of the Premises for other than general office purposes or any Alterations to the Premises; provided that Landlord shall comply with any standards or regulations which relate to Building 8 structure or Building 8 systems, unless such compliance obligations are triggered by any non-general office Alterations in the Premises, in which event such compliance obligations shall be at Tenant’s sole cost and expense; provided, further, and notwithstanding the foregoing, that Tenant shall not be required to make any repair to, modification of, or addition to Building 8 structure or Building 8 systems except and to the extent required because of Tenant’s use of the Premises for other than normal and customary business office operations.
(c)By executing this Lease, Tenant acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit laws, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the permitted uses stated in Section 5 above.
5.3Condition of Premises at Delivery Date. Landlord shall deliver the Premises to Tenant on the Delivery Date with the Building 8 plumbing, lighting, heating, ventilating, air conditioning, gas, electrical, and plumbing systems (to the extent constructed or installed by Landlord as of the Delivery Date) in good operating condition. Subject only to the foregoing sentence, and having made such inspection of the Premises and the Project as it deemed prudent, Tenant hereby accepts the Premises and the Project in their condition existing as of the Delivery Date, “as-is” and “with all faults” and subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto; provided, however, the foregoing and anything to the contrary herein shall not relieve Landlord of its obligations pursuant to Section 5.4 below. Except as otherwise expressly provided in this Lease as to the condition of the Premises, or the Project on the Delivery Date, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises or the Project for the conduct of Tenant’s business.
5.4Defective Condition at Delivery Date. In the event that Tenant determines, and Tenant notifies Landlord in writing within sixty (60) days after the Delivery Date, that any of the obligations of Landlord set forth in Section 5.3 were not performed, then it shall be the obligation of Landlord (and together with its rights under Section 12.3 as the sole right and remedy of Tenant), after receipt of written notice from Tenant setting forth with specificity the nature of the failed performance, to promptly, within a reasonable time correct any such actual failure, provided that, with respect to any latent defects in the Premises which constitute non-performance of the covenant to deliver the Premises in the condition required under Section 5.3, Tenant shall have one hundred twenty (120) days after the Delivery Date to notify Landlord of such non-performance. Tenant’s failure to give such written notice to Landlord within the applicable time period, as provided hereinabove, shall constitute a conclusive presumption that Landlord has complied with all of Landlord’s obligations under Section 5.3.
5.5Building Security. Tenant acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees,

contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Landlord currently employs roving security personnel for the Project Common Area on a 24 hour, 7 day a week basis; however, nothing contained herein shall be deemed to obligate Landlord to provide any security systems or personnel in the future, and the cost of any such security services shall be included as Operating Expenses. Subject to Tenant’s compliance with Section 6.3 of this Lease, Tenant shall be permitted to install, at Tenant’s sole cost and expense, its own security system in the Premises, including, employing security personnel reasonably approved by Landlord and the installation of video cameras; provided, however, that Tenant shall coordinate the installation and operation of such security system with Landlord to assure that Tenant’s security system is compatible with any security system used by Landlord. Notwithstanding the foregoing, Landlord assumes no responsibility for the protection of Tenant, its agents and invitees and the property of Tenant and of Tenant’s agents and invitees from the acts of third parties.
5.6Rules and Regulations. Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises or the Project and/or the Common Area. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. A copy of the initial Rules and Regulations is attached hereto as Exhibit E. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation of any such Rules and Regulations by any person, including, without limitation, Tenant or its employees, agents, invitees, licensees, guests, visitors or contractors. Notwithstanding anything herein to the contrary, no revisions to the Rules and Regulations in effect as of the date of this Lease shall materially and adversely interfere with Tenant’s rights under this Lease or increase Tenant’s rental obligations or materially increase any of Tenant’s other obligations under this Lease..
6.MAINTENANCE, REPAIRS, ALTERATIONS, AND ALLOWANCE
6.1Maintenance of Premises and Building 8.
(a)Throughout the Lease Term, Tenant, at its sole cost and expense, shall keep, maintain, repair and replace (except as provided in Sections 5.4 or 6.1(b) and also except for uninsured maintenance, repairs or replacement costs to the extent caused by an act of negligence or intentional misconduct by Landlord or its employees, agents or contractors during the Lease Term): the non-structural elements of the Premises and every part thereof (including all improvements and appurtenances in the Premises, including, without limitation, all interior walls; all doors and windows; all wall surfaces and floor coverings; all Alterations, additions and improvements installed by or on behalf of Tenant during the Lease Term; all systems and related fixtures located in or exclusively servicing the Premises, including sewer, plumbing, electrical, lighting, heating, ventilation and cooling systems and fixtures, fire sprinklers, fire safety and security systems and fixtures and all related wiring and glazing) in good order, condition and repair, casualty, condemnation and reasonable wear excepted, provided that wear which could be prevented by ordinary maintenance shall not be deemed reasonable.
(b)Landlord, at its sole cost and expense, (and in addition to its obligations set forth in Section 5.4) shall repair defects in the exterior walls (including all exterior glass which is damaged by structural defects in such exterior walls), supporting pillars, structural walls, roof structure and foundations of Building 8 and sewer and plumbing systems outside Building 8; provided, however, that Landlord shall not be required to repair; (i) Tenant’s dedicated HVAC system, if any, (ii) Tenant’s security system serving the Premises, (iii) wiring to the furniture of any fixtures installed by Tenant or (iv) any network cabling within the Premises. Notwithstanding the foregoing, subject to Section 7.6, if the need for repair is caused by Tenant, Landlord shall, at Tenant’s sole cost and expense, repair same. Landlord shall maintain, repair and replace the Common Area elements of Building 8 (including lobbies, stairs, hallways, elevators and bathrooms) as well as all of the main HVAC, electrical, plumbing, life safety and other common building systems servicing the Premises and the exterior windows (which shall be professionally cleaned no fewer than two times per year; provided that Tenant, at its election, at its sole cost, may elect to wash the exterior windows more often), structural, roof, walls and other elements and roof membrane of Building 8, subject to recovering the cost and expense of same as an Operating Expense (except for damage, other than normal wear and tear to the extent caused by Tenant or its employees, agents, contractors, invitees or visitors to the extent not covered by Landlord’s insurance or insurance required to be carried by Landlord under this Lease, the cost and expense of which shall be paid by Tenant within thirty (30) days after presentation of Landlord’s bill for same). Tenant shall give Landlord written notice of any needed repairs that are the obligation of Landlord hereunder. It shall then be the obligation of Landlord, after receipt of such notice, to commence such repairs within ten (10) business days after receipt of Tenant’s notice and thereafter to diligently prosecute the same to completion; provided, however, for purposes of this sentence, “commences” includes any steps taken by Landlord to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Except as expressly provided in this Lease, Landlord shall not be liable to Tenant for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, the Buildings or the Project or any part thereof, and Tenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect to make repairs and offset the cost of same against rent or to withhold or delay any payment of rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 6.1(a).
(c)Tenant agrees to keep the Premises, both inside and out, clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in or around the Premises. Tenant further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures in good condition and clean and neat in appearance.

(d)If Tenant fails to commence such repairs and/or maintenance for which Tenant is responsible under this Section 6 within a ten (10) business day period (or as soon as practical but in no event later than five (5) days, if the failure to initiate the repair threatens to cause further damage to the Premises) after written notice from Landlord and thereafter diligently prosecute the same to completion, then Landlord may (i) enter the Premises in accordance with the terms of Section 14.1, during Landlord’s business hours and cause such repairs and/or maintenance to be made and shall not be responsible to Tenant for any loss or damage occasioned thereby and Tenant agrees that upon demand, it shall pay to Landlord the reasonable cost of any such repairs, not exceeding the amount of out-of-pocket expenses actually expended by Landlord, together with accrued interest from the date of Landlord’s payment at the Agreed Rate, and (ii) upon an additional five (5) business days’ notice to Tenant, elect to enter into a maintenance contract at a market rate for first-rate maintenance with a third party for the performance of Tenant’s maintenance obligations which Tenant has not performed as required hereunder, whereupon, Tenant shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contract, and Tenant shall bear the entire cost of such maintenance contract which shall be paid in advance, as Additional Rent, on a monthly basis with Tenant’s Base Rent payments.
6.2Maintenance of Project Common Areas. Landlord shall maintain, repair and replace all landscape, hardscape and other improvements within the Project Common Area and shall operate and manage the Athletic Facility and other Project Common Area features and facilities described in Section 2.2, including, without limitation, all landscape, hardscape and other improvements within the outside areas of Building 8 and the other Buildings located within the Project, including, without limitation, landscaping, curbs, walkways, driveways, roadways, parking areas and lighting, sprinkler, drainage, sewer, plumbing systems, except for damage, other than normal wear, caused by Tenant or its employees, agents, contractors, invitees or visitors (subject to the waiver of subrogation set forth herein) which shall be repaired by Landlord and the actual, fair market, out-of-pocket cost of which shall be paid by Tenant within thirty (30) days after presentation of Landlord’s bill for same to the extent not covered by Landlord’s insurance or insurance required to be carried by Landlord under this Lease. The cost and expense of Landlord’s obligations hereunder shall be Operating Expenses as to which Tenant shall pay Tenant’s Share pursuant to Section 4.5.
6.3Alterations, Additions and Improvements. No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Tenant without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay and which consent shall be granted or denied within four (4) business days after such written request. In the event Landlord fails to promptly respond to such request, then Tenant may resubmit the same to Landlord’s representative with a cover letter stating “Landlord’s failure to respond within four (4) business days shall result in the deemed approval of the attached” in all capital letters and in bold face type. In the event Landlord thereafter fails to respond to the request for consent to Alterations by the date which is the later of the original response period set forth above or the four (4) business days following the second notice, then consent to such Alterations shall be deemed granted by Landlord. Notwithstanding the foregoing, Tenant may make Alterations (including removal and rearrangement of Alterations) which do not affect the

Building 8 systems, exterior appearance, structural components or structural integrity, which do not require a building permit and which do not exceed collectively Ten Thousand Dollars ($10,000.00) in cost within any twelve (12) month period, without Landlord’s prior written consent; further provided, notwithstanding anything to the contrary set forth herein, Landlord’s consent shall not be required for any Alteration that is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting, subject to compliance with the Rules and Regulations. As a condition to Landlord’s obligation to consider any request for consent hereunder, Tenant shall reimburse Landlord within thirty (30) days following demand for the reasonable out-of-pocket costs and expenses of third party consultants, engineers, architects and others for reviewing plans and specifications and for monitoring the construction of any proposed Alterations. Landlord may require Tenant to remove any such Alterations at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 18.9 hereof, provided that Landlord shall make such election, if at all, at the time consent to such Alteration is given, if such election is requested in writing of Landlord at such time by Tenant. All Alterations to be made to the Premises which require Landlord’s consent shall be made under the supervision of a competent, California licensed architect and/or competent California licensed structural engineer (each of whom has been approved by Landlord) and shall be made in accordance with plans and specifications which have been furnished to and approved by Landlord in writing prior to commencement of work. All Alterations requiring a building permit shall be designed, constructed and installed at the sole cost and expense of Tenant by California licensed architects, engineers, and contractors approved by Landlord, in compliance with all Applicable Law, and in good and workmanlike manner, and shall have been approved in writing by Redwood City and any other applicable governmental agencies. Such approvals shall not be unreasonably withheld, conditioned or delayed by Landlord. Subject to Landlord’s right to have Tenant retain ownership and remove same, any Alteration, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning (with the exception of any portable cooling units which are not affixed to the Premises or any improvements therein in any way) and full height partitioning, drapery and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Landlord at the expiration or sooner termination of this Lease, unless Landlord directs otherwise. Tenant shall retain title to all furniture and trade fixtures placed on the Premises by Tenant. Within thirty (30) days after completion of any Alteration requiring a building permit, Tenant shall provide Landlord with a complete set of both hard copies and CAD drawings of “as built” plans for the same. This Section shall not apply to any the Tenant Improvements performed in accordance with the Tenant Work Letter.
6.4Covenant Against Liens. Tenant shall not allow any liens arising from any act or omission of Tenant to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, Building 8 or the Project, or any portion of either, by operation of law or otherwise. Tenant shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, Building 8 or the Project, or any portion of either, with respect to work or services performed or claimed to have been performed for Tenant or materials furnished or claimed to have been furnished to Tenant or the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least ten (10) days before beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches, Tenant shall cause the lien to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring fifteen (15 days after Landlord delivers notice of the lien to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and of it. All expenses, (including reasonable attorney fees and the cost of any bond) incurred by Landlord in connection with a lien incurred by Tenant or its removal shall be deemed Additional Rent under this Lease and be immediately due and payable by Tenant. Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises, Building 8 and the Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to one hundred fifty percent (150%) of the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same. If Landlord elects to participate in or is made a party to any such action, Tenant shall reimburse Landlord’s reasonable attorneys’ fees and costs, within ten (10) days after demand.
7.INSURANCE
7.1Property/Rental Insurance for Premises. At all times during the Lease Term, Landlord shall keep the Premises (including Tenant Improvements and Alterations that are building standard office improvements), Building 8 and the Project insured for the full replacement cost thereof (excluding the land and other elements that are not customarily covered by “full replacement cost” insurance) against loss or damage by fire and those risks normally included in the term “all risk,” extended coverage, fire and casualty insurance, and may obtain additional coverage for (without limitation) (i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents and extra expense for eighteen (18) months, including scheduled rent increases, (iv) boiler and machinery, (v) fire damage legal liability form, including waiver of subrogation, and (vi) terrorist insurance. Tenant, as part of the Operating Expenses, shall pay Tenant’s Share of any commercially reasonable deductibles in accordance with Section 4. Insurance may include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises incurred due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, which or may be in force hereafter. Any recovery received from said insurance policy shall be paid to Landlord and thereafter applied by Landlord to the reconstruction of the Premises in accordance with the provisions of Section 8 below. Tenant, as part of the Operating Expenses, shall reimburse Landlord for Tenant’s Share of the cost of the premiums for all such insurance in accordance with Section 4.
7.2Property Insurance for Fixtures and Inventory. At all times during the Lease Term, Tenant shall, at its sole expense, maintain “special form” property insurance on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property and on all

Tenant Improvements and Alterations that are not building standard office improvements, whether or not presented to Landlord for its consent in or on the Premises, whether in place as of the date hereof or installed hereafter. The amount of such insurance shall not be less than one hundred percent (100%) of the replacement cost thereof with deductibles not greater than the greater of (a) Twenty Five Thousand Dollars ($25,000.00) or (b) a commercially reasonable deductible, and Landlord shall not have any responsibility nor pay any cost for maintaining any types of such insurance. Tenant shall pay all deductibles.
7.3Landlord’s Liability Insurance. During the Lease Term, Landlord shall maintain a policy or policies of commercial general liability insurance naming Landlord (and such others as designated by Landlord) against claims and liability for bodily injury, personal injury and property damage on or about the Premises and the Project, with combined single limit coverage in an amount not less than five million dollars ($5,000,000.00); provided that if such policy is a blanket policy that covers properties (other than the Project) owned by Landlord, only that portion allocable to the Project shall be payable hereunder. Tenant, in addition to the rent and other charges provided herein, agrees to pay Tenant’s Share of the premiums for all such insurance in accordance with Section 4.
7.4Liability Insurance Carried by Tenant. At all times during the Lease Term (and any holdover period) Tenant shall obtain and keep in force a commercial general liability policy of insurance protecting Tenant, Landlord and any lender(s) whose names are provided to Tenant as additional insureds against claims and liability for bodily injury, personal injury and property damage based upon involving or arising out of ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing a single limit coverage in amount of not less than Five Million Dollars ($5,000,000.00) per occurrence. The limits of said insurance required by this Lease as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by the Tenant shall be primary to and not contributory with, any similar insurance carried by Landlord whose insurance shall be considered excess insurance only.
7.5Proof of Insurance. Tenant shall furnish to Landlord prior to the Commencement Date, and at least thirty (30) days prior to the expiration date of any policy, certificates indicating that the property insurance and liability insurance required to be maintained by Tenant is in full force and effect for the twelve (12) month period following such expiration date; that Landlord has been named as additional insured on such property and liability insurance policies and, to the extent commercially available, Landlord has been named as an additional insured to the extent of contractual liability assumed in Section 7.7 “Indemnification”; and that all such policies will not be canceled unless thirty (30) days’ prior written notice of the proposed cancellation has been given to Landlord. The insurance shall be with insurers approved by Landlord; provided, however, that such approval shall not be unreasonably withheld so long as Tenant’s insurance carrier has a Best’s Insurance Guide rating not less than A-VIII and is licensed to do business in California. Landlord shall furnish to Tenant reasonable evidence of its insurance coverage required hereunder (including evidence of insurance certificates) within fifteen (15) business days after demand made not more than once in any calendar year.

7.6Mutual Waiver of Claims and Subrogation Rights. Landlord and Tenant hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to fire, lightning, and the other perils included in a standard “all risk” insurance policy of a type described in Sections 7.1 and 7.2 above, when such property constitutes the Premises or the Project, or is in, on or about the Premises or the Project, whether or not such loss, injury or damage is due to the negligence of Landlord or Tenant, or their respective agents, employees, guests, licensees, invitees, or contractors. Tenant and Landlord waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above.
7.7Indemnification and Exculpation.
(a)Except as otherwise provided in Section 7.6, Tenant shall indemnify, defend, protect and hold Landlord and Landlord’s agents, advisors, employees, partners, members, shareholders, directors free and harmless from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), expenses, charges, assessments, fines, and penalties of any kind, including, without limitation, reasonable attorneys’ fees, expert witness fees and costs (collectively, “Claims”), arising by reason of the death or injury of any person, including any person who is an employee, agent, invitee, licensee, permittee, visitor, guest or contractor of Tenant, or by reason of damage to or destruction of any property, including property owned by Tenant or by any person who is an employee, agent, invitee, permittee, visitor, or contractor of Tenant, to the extent caused (1) while that person or property is in or about the Premises; (2) by some condition of the Premises; (3) by some negligent act or omission by Tenant or its agent, employee, licensee, invitee, guest, visitor or contractor or any person in, adjacent, on, or about the Premises with the permission, consent or sufferance of Tenant; (4) by any matter connected to or arising out of Tenant’s occupation and use of the Premises; or (5) by any breach or default in timely observance or performance of any obligation on Tenant’s part to be observed or performed under this Lease; provided that, in no event shall Tenant be required to indemnify Landlord or Landlord’s Parties with respect to any Claim to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord’s Parties or any breach or default in timely observance or performance of any obligation on Landlord’s part to be observed or performed under this Lease.
(b)To the extent not prohibited by Applicable Law, Tenant hereby waives all Claims against Landlord for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises from any cause arising at any time to the fullest extent permitted by law. Notwithstanding the provisions of Section 7.7(a) above, or any other provision of this Lease, in no event shall Tenant or Landlord be liable (i) for lost profits or other consequential damages arising from any cause or (ii) for any damage which is or could be covered by the insurance Tenant or Landlord, as applicable, is required to carry under this Lease.
(c)In no event shall either party be liable for any damage which is covered by the insurance the other party is required to carry under this Lease or to the extent it would be covered but for the other party’s failure to carry same.

8.DAMAGE OR DESTRUCTION
8.1Destruction of the Premises. If the Premises are damaged or destroyed by any cause, Landlord shall notify Tenant (the “Casualty Notice”) within sixty (60) days after such damage or destruction whether, in the good faith opinion of Landlord’s licensed contractor, the repair of such damage can reasonably be completed within twelve (12) months from the date of such Casualty Notice. If, in the good faith opinion of Landlord’s licensed contractor, the damage to the Premises cannot be repaired within twelve (12) months from the date of such Casualty Notice Landlord and Tenant shall each be permitted to terminate this Lease upon written notice to the other upon a termination to be effective as of the date of the casualty. If, in the good faith opinion of Landlord’s licensed contractor, the damage to the Premises can be repaired within twelve (12) months from the date of such Casualty Notice or if either Landlord or Tenant does not terminate the Lease as provided hereinabove, then Landlord shall forthwith conduct the repair of the Premises, including any Tenant Improvements (as defined in Exhibit F) and Alterations that are Building standard as well as Common Areas serving or providing access to the Premises to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws and diligently pursue the same to completion, but such destruction shall in no way annul or void this Lease, provided that Tenant shall be entitled to a proportionate credit for rent to the extent the damage and Landlord’s repair period interfere with Tenant’s use of the Premises. Landlord shall use diligence in making repairs within a reasonable time period, subject to the Force Majeure provisions of Section 18.19, in which instance the time period shall be extended accordingly, and this Lease shall remain in full force and effect, with the rent to be proportionately reduced as provided above in this Section, provided, however, if the repairs are not completed within twelve (12) months following the date of the Casualty Notice (regardless of the time estimate for completion of the repairs and expressly excluding any additional time period for Force Majeure), then Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within ten (10) days after the expiration of the twelve (12) month period, with any such termination effective as of the date of the casualty. If the Premises are damaged by any peril within twelve (12) months prior to the last day of the Lease Term, and if Tenant has not previously exercised its Option to Extend, then either Landlord or Tenant may terminate this Lease on thirty (30) days’ written notice to the other party, provided that, in the event Landlord terminates the Lease in accordance with the immediately foregoing provision, Landlord’s termination notice shall be ineffective if Tenant shall deliver to Landlord a notice of exercise of Tenant’s Option to Extend within ten (10) business days following receipt of notice from Landlord. In the event of any termination of this Lease effected in accordance with this Section 8.1, the parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which survive the expiration or earlier termination of the Lease Term.
8.2Waiver of Civil Code Remedies. Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises or the Project, including, without limitation, any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time-to-time, and the provisions of any similar law hereinafter enacted.

8.3Abatement of Rentals. The Base Rent, Additional Rent and other charges due under this Lease shall be reduced or abated by reason of any damage or destruction to the Premises as provided in Section 8.1 above. Tenant shall have no claim against Landlord, including, without limitation, for compensation for inconvenience or loss of business, profits or goodwill during any period of repair or reconstruction.
8.4No Liability for Tenant’s Alterations or Personal Property. In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to Tenant’s Alterations or personal property or to any other personal property of other in or upon the Premises or the Project.
9.REAL PROPERTY TAXES
9.1Payment of Taxes.
(a)Landlord shall pay all real property taxes, including any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition (“real property tax”), imposed, assessed or levied on or with respect to the Project by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district (including with respect to a district established for purposes of constructing the Seaport Boulevard improvements and other improvements as required in the Development Agreement or by the City of Redwood City (“Community Facility District Bond”), as against any legal or equitable interest of Landlord in the Project or against the Project or any part thereof applicable to the Project for all periods of time included within the Lease Term (as the same may be extended and during any holdover period), as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies and any tax, fee, charge, imposition or excise described in subsection (b) below. Tenant’s Share of all such payments shall be payable as part of Operating Expenses pursuant to Section 4.7(b). Notwithstanding the foregoing, Tenant shall not be required to pay (i) any net income taxes, franchise taxes, transfer taxes or any succession, estate or inheritance taxes of Landlord or any penalties due to Landlord’s late or non-payment of any real property taxes.
(b)If at any time during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, charge, imposition or excise on rents under this Lease, the square footage of the Premises or the Project, the act of entering into this Lease or on the business of renting real property, or the occupancy of Tenant, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Project or any assessment, tax, fee, levy, or charge allocable to or measured by the area of the premises or the rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of said rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, or any tax on the rent, right to rent or any other income from the Project, or any portion thereof, or as against the business of leasing the Project or any portion thereof, as a direct substitution in whole or in part for, or in addition to, any real property taxes on the Project the same shall be included in Operating Expenses. Tenant’s obligation with respect to the aforesaid substitute taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Project were the only property of Landlord.
(c)Landlord shall provide Tenant with copies of all tax and assessment bills on the Premises promptly upon Landlord’s receipt of Tenant’s written request therefor. Landlord shall also promptly provide to Tenant evidence of payment upon Landlord’s receipt of Tenant’s written request therefor.
(d)With respect to assessments which may lawfully be paid in installments, for the purpose of inclusion in Operating Expenses, real property tax in any period shall include only such minimum portion of the same which is payable within or with respect to such period and any interest or premium imposed by the assessing authority with respect to the installment payments, computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.
9.2Proration for Partial Years. If any such taxes paid by Tenant shall cover any period prior to the Commencement Date or after the Expiration Date of the Lease Term, Tenant’s Share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Landlord shall reimburse Tenant to any extent required.
9.3Personal Property Taxes.
(a)Tenant shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. When possible and commercially reasonable, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.
(b)If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.
(c)If Tenant shall fail to pay any such taxes, Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord with Tenant’s next rent installment together with interest at the Agreed Rate.

10.UTILITIES
10.1Tenant to Pay. Tenant shall pay prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, cooling, sewer, telephone, electricity, garbage, air conditioning and ventilation, janitorial service, landscaping and all other services and utilities supplied to the Premises, including Tenant’s Share of any such services or utilities which are not separately metered for the Premises. Landlord may, at Tenant’s expense, install devices which separately meter Tenant’s consumption of utilities. The disruption, failure, lack or shortage of any service or utility with respect to the Premises, Building 8 or the Project due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all rent due hereunder, all without diminution, credit or deduction, provided that, to the extent the cause is the failure of Landlord to observe or perform an obligation of Landlord, hereunder then Landlord shall initiate the cure of such failure, to the extent reasonably possible, immediately after receipt from Tenant of notice of the failure and Landlord, to the extent possible, shall thereafter diligently prosecute said cure to completion. Notwithstanding the foregoing, with respect to any non-separately metered utilities, Landlord may equitably adjust Tenant’s Share of any such utilities in the event that Building 8 or the Project, as applicable, has not been one hundred percent (100%) occupied during the applicable billing period.
11.ASSIGNMENT AND SUBLETTING
11.1Landlord’s Consent Required. Except as provided in Section 11.2, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof (“Transfer”) to any other person (“Transferee”), without Landlord’s prior written consent, which Landlord shall not unreasonably withhold or condition. Landlord shall respond in writing to Tenant’s request for consent hereunder within ten (10) business days after Landlord’s receipt of such a Transfer Consent Request (as defined in Section 11.5 below) and any attempted Transfer without such consent shall be void, and shall constitute a default of this Lease subject to any applicable notice and cure periods. By way of example, but not limitation, reasonable grounds for denying consent include: (i) poor credit history or insufficient financial strength of the proposed Transferee in light of the responsibilities involved under the Transfer on the date consent is requested, or (ii) an intended use of the Premises by the proposed Transferee is inconsistent with the permitted use. Tenant shall reimburse Landlord upon demand for Landlord’s actual, documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, architect fees and engineering fees) involved in reviewing any request for consent whether or not consent is granted.
11.2Tenant Affiliates. Except as provided for herein, Tenant may Transfer the Premises, or any portion thereof, to any entity which controls, is controlled by, or is under common control with Tenant, or to any entity resulting from the merger or consolidation with or reorganization of Tenant (or of an entity which is controlled by, controls or is under common control with Tenant), or to any person or entity which acquires all or substantially all of the interests of Tenant (partnership, membership, stock or otherwise) or all or substantially all of the assets of Tenant (or of an entity which is controlled by, controls or is under common control with Tenant) as a going concern of the business that is being conducted on the Premises (collectively, an “Affiliate”), without the prior consent of Landlord and shall not be subject to the payment of excess rent as provided in Section 11.4 and/or Landlord’s rights of recapture under Section 11.6; provided, however, said assignee or sublessee assumes, in full and in writing, the obligations of Tenant under this Lease; provided, further, the use to which the Premises will be put complies with the terms of Section 5; and provided, further, that each such Transfer shall not be effective (unless Landlord waives this requirement in writing) until Tenant has delivered a copy of the executed Transfer document(s) and detailed information concerning the ownership and financial status of the Affiliate, including, without limitation, the basis for its qualification as an Affiliate. Any Affiliate to whom this Lease is assigned as a result of a merger, consolidation or other Transfer which results in the elimination of Tenant is a viable entity shall require the prior written consent of Landlord if such Affiliate has a net worth less than the net worth of Tenant as of the date of this Lease. In addition, any transaction or series of transactions in which an equity interest in Tenant is transferred or any use or occupancy of portions of the Premises by a party or parties in connection with the transaction of business with Tenant or with an entity which is controlled by, controls or is under common control with Tenant shall be deemed a Transfer hereunder but such parties or entities shall also be defined as “Affiliates” hereunder; as such, such transactions shall not be subject to Landlord’s consent or payment of excess rents. Any such Transfer shall not, in any way, affect or limit the liability of Tenant under the terms of this Lease. Any portion of the Premises which is assigned or sublet to an Affiliate of Tenant shall not be included in the calculation of subleased, assigned or transferred Rentable Area for the purposes of Section 11.6. Notwithstanding anything to the contrary in this Lease, the transfer of outstanding capital stock or other listed equity interests, or the purchase of outstanding capital stock or other listed equity interests, or the purchase of equity interests issued in an initial public offering of stock, through the “over-the-counter” market or any recognized national or international securities exchange shall not be deemed a Transfer hereunder. In addition, notwithstanding anything to the contrary in this Lease, the infusion of additional venture capital equity financing in Tenant shall not be deemed a Transfer for purposes of this Lease.
11.3No Release of Tenant. Regardless of Landlord’s consent, no Transfer shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed consent to any subsequent Transfer. In the event of a failure to timely observe or perform an obligation of Landlord hereunder by any Transferee of Tenant or any successor of Tenant, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said Transferee.
11.4Excess Rent. In the event Landlord shall consent to a Transfer, Tenant shall pay to Landlord with its regularly scheduled Base Rent payments, fifty percent (50%) of any Transfer Premium (as defined below) actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable (in lieu of or in addition to rent) by such Transferee in connection with the Transfer (as opposed to the sale of the business or assets at fair market value) and without any premium for Transfer of leasehold rights (i.e., deal must include payment of fair market value by Transferee) in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant in connection with such Transfer for (i) any fair market brokerage commission incurred by Tenant in connection with the Transfer, (ii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer and (iii) any changes, alterations and improvements to the Premises in connection with the Transfer, (collectively, “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money or other cash consideration for rent or in lieu of rent paid by Transferee to Tenant in connection with such Transfer (as opposed to the sale of the business or assets), and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.
11.5Information to be Provided. Tenant’s written request to Landlord for consent to a Transfer shall be accompanied by (a) the name and legal composition of the proposed Transferee; (b) the nature of the proposed Transferee’s business to be carried on in the Premises; (c) a true, complete and correct copy of the executed Transfer agreement; and (d) such financial and other reasonable information as Landlord may reasonably request concerning the proposed Transferee (collectively “Transfer Consent Request”).
11.6Landlord’s Recapture Rights.
(a)Landlord’s Recapture Rights. Notwithstanding any other provision of this Section 11, in the event that Tenant proposes to Transfer to any person or entity not an Affiliate of Tenant any interest in this Lease or the Premises or any part thereof affecting (collectively with all other such other Transfers then in effect) (such affected portion of the Rentable Area of the Premises is hereafter designated “Recapture Space”), Tenant shall give Landlord written notice (the “Intention to Transfer Notice”) of such contemplated Transfer. The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Recapture Space”) and the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”). Thereafter, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Recapture Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Recapture Space as of the Contemplated Effective Date until the last day of the Lease Term (the “Recapture Term”). For purposes of this Section 11.6 only, Affiliate shall be deemed to include First Virtual Group, Inc., a Delaware corporation and The Thomas and Stacey Siebel Foundation.
(b)Consequences of Recapture. In the event of a recapture by Landlord, to determine the new Base Rent under this Lease following a recapture, the then current Base Rent (immediately before Landlord’s recapture) under this Lease shall be multiplied by a fraction, the numerator of which is the square feet of the Rentable Area retained by Tenant after Landlord’s recapture and the denominator of which is the total square feet of the Rentable Area immediately before Landlord’s recapture. The Additional Rent, to the extent that it is calculated on the

Rentable Area of the Premises, shall be adjusted to reflect Tenant’s Share based on the Rentable Area of the Premises retained by Tenant after Landlord’s recapture. This Lease as so amended shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Recapture Space. If Landlord recaptures the Recapture Space, Landlord shall, at Landlord’s sole expense, promptly construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Tenant as well as arrange separate metering of utilities and repair any damage created by the partition.
12.DEFAULTS; REMEDIES
12.1Defaults. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Tenant:
(a)The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable Unlawful Detainer statutes such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in the Notice shall be five (5) business days rather than the statutory three (3) days;
(b)Tenant’s failure to provide (i) any supplemental letter of credit as required by Section 4.6, (ii) any instrument or assurance as required by Section 7.5, (iii) estoppel certificate as required by Section 15.1, or (iv) any document subordinating this Lease to a Lender’s deed of trust as required by Section 18.12, if any such failure continues for five (5) business days after written notice of the failure to comply within the time periods set forth in such sections;
(c)The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in subsection (a) or (b) above, if such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty(30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) business day period and thereafter diligently prosecutes such cure to completion;
(d)(i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Tenant of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Tenant which remains uncontested for a period of sixty days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; provided, however, in the event that any provisions of this Section 12.1(d) is contrary to any Applicable Law, such provision shall be of no force or effect; and

(e)The discovery by Landlord that any financial statement given to Landlord by Tenant, or any guarantor of Tenant’s obligations hereunder, was materially false.
12.2Remedies. In the event of any Event of Default by Tenant, Landlord may at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default:
(a)Terminate Tenant’s right to possession of the Premises by any lawful means including by way of unlawful detainer (and without any further notice if a notice in compliance with the unlawful detainer statutes and in compliance with subsection (a) of Section 12.1 above has already been given), in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorneys’ fees related thereto; (ii) the worth at the time of the award of any unpaid rent that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time at the time of the award of the amount by which the unpaid rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%), (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including brokerage commissions and advertising expenses, expenses or remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant to the extent permitted by Applicable Law, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be permitted by Applicable Law.
(b)Maintain Tenant’s right to possession as provided in Civil Code Section 1951.4 in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.
(c)Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state of California. Unpaid amounts of rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the Agreed Rate.
12.3Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than (i) with respect to Landlord’s failure to pay any amounts due to Tenant hereunder on a date as to which Tenant has given Landlord at least thirty (30) days’ prior written notice, five (5) business days of notice from Tenant that the same was not paid when due, (ii) with respect to Landlord’s failure to perform any other of its obligations hereunder, ten (10) business days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying that Landlord has failed to perform such obligation; provided, however, in connection with a matter covered by clause (ii) above, if the nature of Landlord’s obligation is such that more than ten (10) business days are reasonably required for performance then Landlord shall not be in default if Landlord commences performance within such ten (10) business day period and thereafter diligently prosecutes the same to completion. Tenant waives any right to terminate this Lease or to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Notwithstanding the foregoing, nothing herein shall be deemed applicable in the event of Landlord’s delay in delivery of the Premises. In that situation, all rights and remedies shall be determined under Section 3.1 above.
12.4Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designated agent within five (5) days after such amount is due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of rent, then rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 4.1 or any other provision of this Lease to the contrary. No late payment to Landlord may be assessed a late charge more than once.
12.5Landlord’s Right to Perform Tenant’s Obligations. All obligations to be performed or observed by Tenant under this Lease shall be performed or observed by Tenant at Tenant’s expense and without any reduction of rent, except to the extent otherwise expressly provided in this Lease in Sections 8, 12 and 13. Landlord may perform or observe any obligation of Tenant that Tenant has failed to observe or perform timely and that is in default hereunder (beyond all applicable notice and cure periods unless the failure constitutes a violation of law or exposes Landlord to liability to a third party or a governmental agency or threatens damage to the Premises or the Project), without waiving Landlord’s other rights and remedies for Tenant’s failure to perform or observe any obligations under this Lease and without releasing Tenant from any such obligations. Within thirty (30) days after receiving a statement from Landlord, Tenant shall pay to Landlord the amount of expense reasonably incurred by Landlord in performing or observing Tenant’s obligation, together with interest thereon at the Agreed Rate.

13.CONDEMNATION OF PREMISES
13.1Total Condemnation. If the entire Premises, whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending, at any time during the Lease Term, shall be taken by condemnation such that there does not remain a portion suitable for occupation, this Lease shall then terminate as of the date transfer of possession is required. Upon such condemnation, all rent shall be paid up to the date transfer of possession is required, and Tenant shall have no claim against Landlord or the condemnor or the award for the value of the unexpired portion of this Lease Term.
13.2Partial Condemnation. If any portion of the Premises is taken by condemnation during the Lease Term, whether by exercise of governmental power or the sale for transfer by Landlord to an condemnor under threat of condemnation or while proceedings for condemnation are pending, this Lease shall remain in full force and effect except that in the event a partial taking (i) is more than fifteen percent (15%) of the total square footage of the Premises; and (ii) as a result thereof, Tenant is unable to conduct its business operations in the Premises in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, then Landlord and Tenant shall have the right to terminate this Lease effective upon the date transfer of possession is required. Tenant and Landlord may elect to exercise their respective rights to terminate this Lease pursuant to this Section by serving written notice to the other within thirty (30) days after receipt of notice of condemnation. All rent shall be paid up to the date of termination, and Tenant shall have no claim against Landlord or the condemnor or the award for the value of any unexpired portion of the Lease Term. If this Lease shall not be terminated, the rent after such partial taking shall be that percentage of the adjusted Base Rent specified herein, equal to the percentage which the square footage of the untaken part of the Premises, immediately after the taking, bears to the square footage of the entire Premises immediately before the taking. If Tenant’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Landlord at its sole cost and expense. Tenant waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.
13.3Award to Tenant. In the event of any condemnation, whether total or partial, Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant for loss of unamortized costs of the leasehold improvements made at the cost of Tenant, and business fixtures, equipment and personal property belonging to Tenant immediately prior to the condemnation, moving expenses and goodwill. The balance of any condemnation award shall belong to Landlord (including, without limitation, any amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the rent payable for the remainder of the Lease Term) and Tenant shall have no further right to recover from Landlord or the condemning authority for any claims arising out of such taking.

14.ENTRY BY LANDLORD
14.1Entry by Landlord Permitted. In compliance with Tenant’s reasonable security arrangements, Tenant shall permit Landlord and its employees, agents and contractors to enter the Premises and all parts thereof (i) upon forty-eight (48) hours’ prior written notice (or without notice in an emergency), including, without limitation, Building 8 and all parts thereof at all reasonable times for any of the following purposes: to inspect the Premises; to maintain the Premises; to make such repairs to the Premises as Landlord is obligated or may elect to make; to make repairs, alterations or additions to any other portion of the Premises, and (ii) upon forty-eight (48) hours’ oral notice to Tenant’s office manager, to show the Premises and post “To Lease” signs for the purposes of reletting during the last twelve (12) months of the Lease Term or extended Lease Term (provided that Tenant has failed to exercise its option to extend such current term) and at any time during the Lease Term, to show the Premises as part of a prospective sale or financing by Landlord or to post notices of non-responsibility; provided, however, that any such entry shall be accomplished reasonably expeditiously and in a manner so as to cause reasonably little interference to Tenant and shall be performed after business hours if reasonably practical. Landlord acknowledges and agrees that Tenant may require that Landlord be accompanied by an employee of Tenant during any such entry into the Premises by Landlord; provided, however, that in no event shall the unavailability of such escort at the time that Landlord is permitted to enter the Premises delay Landlord’s entry into the Premises as permitted hereunder. Even in emergency situations, Landlord shall use commercially reasonable efforts (with commercially reasonable meaning in the circumstances of the emergency) to minimize any disruption to Tenant’s business operations. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Landlord shall have such rights of entry without any rebate of rent or payment of any sum to Tenant for any loss of occupancy or quiet enjoyment of the Premises hereby occasioned.
15.ESTOPPEL CERTIFICATE
15.1Estoppel Certificate.
(a)Tenant shall at any time upon not less than ten (10) business days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging, if true, that there are not, to Tenant’s actual knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed and (iii) certifying or acknowledging, if true, such other matters as are reasonably requested by any prospective lender or buyer which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.
(b)If Tenant does not deliver such statement within five (5) business days following a second written notice to Tenant of Tenant’s failure to return such statement within the initial ten (10) business day period, then Landlord may charge Tenant a per diem late fee equal to Two

Hundred Fifty Dollars ($250.00) per day for each day after such additional five (5) business day period until the fully-executed estoppel certificate is delivered to Landlord.
16.LANDLORD'S LIABILITY
16.1Limitations on Landlord’s Liability. The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the fee title of the Premises. In the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed, so long as any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered or credited to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership. For any breach of this Lease by Landlord, the liability of Landlord (including all persons and entities that comprise Landlord, and any successor Landlord) and any recourse by Tenant against Landlord shall be limited to the interest of Landlord, and Landlord’s successors in interest, in and to the Project (together with any rent, sales, insurance and condemnation proceeds actually received by Landlord and not subject to any superior rights of third parties). Except as provided in the immediately foregoing sentence, Tenant, on behalf of itself and all persons claiming by, through, or under Tenant, expressly waives and releases Landlord and each member, agent and employee of Landlord from any personal liability for breach of this Lease.
17.RIGHT OF FIRST REFUSAL
17.1Subject to the terms of this Section 17, Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) during the Lease Term to lease space on the third (3rd) or fourth (4th) floors of Building 8. The Right of First Refusal is personal to Tenant and any assignee that is an Affiliate and may not be exercised by any other successor or assign of Tenant. The Right of First Refusal shall be effective only if there is not an Event of Default by Tenant under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute an Event of Default by Tenant hereunder, either at the time of the applicable exercise of the Right of First Refusal or on the applicable First Refusal Commencement Date (as hereinafter defined).
17.2In the event that Landlord receives a bona fide offer (an “Offer”) from a third party (“Third Party Offeree”) to lease all or a portion of the third (3rd) floor of Building 8 (the space that is the subject of such Offer being herein referred to as the “First Refusal Space”), then Landlord shall notify Tenant in writing of the terms and conditions of such Offer (each such written notice being herein referred to as a “First Refusal Space Availability Notice”). Tenant shall thereafter have the right to lease such First Refusal Space on the terms and conditions specified in the First Refusal Space Availability Notice by written notice (a “First Refusal Acceptance Notice”) to Landlord given not later than five (5) business days after Tenant’s receipt of the First Refusal Space Availability Notice. In the event Tenant fails to exercise its Right of First Refusal with respect to any First Refusal Space in a timely manner as provided herein, Landlord shall have the right to lease the First Refusal Space to the Third Party Offeree or any other party on substantially the same terms as the Offer within sixty (60) days after the expiration of the five (5) business day period.
17.3If Tenant validly exercises such Right of First Refusal, then (i) Tenant’s lease of the applicable First Refusal Space shall commence on a date (a “First Refusal Commencement Date”) specified in the First Refusal Space Availability Notice, (ii) the First Refusal Space shall be leased to Tenant upon the terms and conditions set forth in the applicable First Refusal Space Availability Notice, (iii) Tenant’s Share of the Project shall be increased to reflect the applicable First Refusal Space, and (iv) except to the extent that the applicable First Refusal Space Availability Notice provides otherwise, the First Refusal Space shall be delivered to Tenant in its “As-Is” condition on the First Refusal Commencement Date, Tenant acknowledging and agreeing that Landlord shall have no obligation to improve, remodel or otherwise alter such First Refusal Space prior to or after the First Refusal Commencement Date, except to the extent expressly provided in the First Refusal Space Availability Notice. If Tenant exercises its Right of First Refusal, the parties shall enter into an amendment to this Lease reflecting the lease by Tenant of the applicable First Refusal Space.
17.4In the event Tenant exercises its Right of First Refusal with respect to any First Refusal Space, then from and after the applicable First Refusal Commencement Date, the term “Premises,” whenever used in this Lease, shall mean the original Premises demised under this Lease and any such First Refusal Space. Additionally, in the event Tenant exercises its Right of First Refusal and the Lease Term with respect to any First Refusal Space as set forth in the First Refusal Availability Notice extends beyond the Lease Term then in effect respecting the original Premises, then the Lease Term respecting the original Premises demised under this Lease shall be extended such that the Lease Term shall be coterminous for the original Premises and the First Refusal Space with the Base Rent for the original Premises increasing by three percent (3%) on the first day following the date the Lease Term would have otherwise expired and on each annual anniversary thereafter. This Right of First Refusal shall continue in effect throughout the term of this Lease, as amended, with respect to all First Refusal Space notwithstanding any prior failure by Tenant to exercise its Right of First Refusal with respect to any First Refusal Space, provided that the Right of First Refusal shall not be applicable (i) to any renewal of any then existing lease of First Refusal Space (provided Landlord shall previously offered such First Refusal Space to Tenant as required by this Article 18), or (ii) to any expansion option or similar right granted to any other existing tenant as of the date of this Lease in the Project pursuant to its lease. To the best of Landlord’s knowledge, there is only one lease in the Project which contains rights to the First Refusal Space that are superior to the Right of First Refusal granted to Tenant herein (i.e., the rights granted under the leases to the tenant commonly known Abbott Biotherapeutics Corp.)
18.GENERAL PROVISIONS
18.1Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.
18.2Agreed Rate Interest on Past-Due Obligations. Except as expressly herein provided, any amount due to either party not paid when due shall bear interest at the lesser of (a) the Bank of America prime rate plus one percent (1%), or (b) the maximum rate allowed by law

(“Agreed Rate”). Payment of such interest shall not excuse or cure any default by Tenant or Landlord under this Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee. To ascertain whether any interest payable exceeds the limits imposed, any nonprincipal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.
18.3Time of Essence. Time is of the essence in the performance of all obligations under this Lease. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends Notice to the other party demanding such payment.
18.4Additional Rent. Any monetary obligations of Tenant to Landlord under the terms of this Lease shall be deemed to be Additional Rent and Landlord shall have all the rights and remedies for the nonpayment of same as it would have for nonpayment of Base Rent, except that the one year requirement of Code of Civil Procedure Section 1161(2) shall apply only to scheduled installments of Base Rent and not to any Additional Rent. All references to “rent” (except specific references to either Base Rent or Additional Rent) shall mean Base Rent and Additional Rent.
18.5Incorporation of Prior Agreements, Amendments and Exhibits. This Lease (including the Exhibits hereto, which are hereby incorporated into this Lease) contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither Landlord nor any employees or agents of Landlord has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all Applicable Laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease. Neither party has been induced to enter into this Lease by, and neither party is relying on, any representation or warranty outside those expressly set forth in this Lease.
18.6Notices.
(a)Written Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in subsection (b) below and shall be addressed to Tenant or to Landlord at the addresses noted below, next to the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant, but delay or failure of delivery to such person shall not affect the validity of the delivery to Landlord or Tenant.
(b)Methods of Delivery.
(i)When personally delivered to the recipient, notice is effective on delivery. Delivery to the person apparently designated to receive deliveries at the subject address is personally delivered if made during business hours (e.g., receptionist).
(ii)When mailed by certified mail with return receipt requested, notice is effective on receipt if delivery is confirmed by a return receipt.
(iii)When delivery by overnight delivery Federal Express/Airborne/United Parcel Service/DHL WorldWide Express with charges prepaid or charged to the sender’s account, notice is effective on delivery if delivery is confirmed by the delivery service.
(c)Refused, Unclaimed or Undeliverable Notices. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of the absence of or the act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight delivery service.
18.7Waivers. No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions by either party hereto unless expressly waived in a writing signed by such waiving party. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. If Landlord accepts payment of rent or damages after filing a complaint pursuant to California Code of Civil Procedure Section 1166, such acceptance shall not constitute a waiver of any rights, including any right Landlord may have to recover possession of the Premises and the parties agree this sentence constitutes the “actual notice” required by California Code of Civil Procedure Section 1161.1(c). No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment. No payment of any monies shall waive Landlord’s or Tenant’s right to later object to such payment being properly due.

18.8No Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by any one acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.
18.9Surrender of Possession; Holding Over.
(a)At the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s signs (pursuant to Section 18.14) and shall remove all of Tenant’s equipment, trade fixtures, supplies, wall decoration and other personal property from within the Premises and the Common Area and shall vacate, deliver up and surrender to Landlord possession of the Premises and all improvements, including Tenant Improvements, thereon broom clean and, in as good order and condition as when possession was taken by Tenant, excepting only ordinary wear and tear (wear and tear which could have been avoided by commercially reasonable maintenance practices and in accordance with industry standards shall not be deemed “ordinary”) and casualty and condemnation damage which Tenant is not responsible to repair. Except for such ordinary wear and tear, Tenant shall: (i) repair all damage to the Premises, the interior and exterior of the Building and the Common Area caused by Tenant’s removal of its property, (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its agents, contractors, employees or invitees to the roof, floor, interior or exterior walls or ceiling of the Premises and the Building, whether such penetrations were made with Landlord’s approval or not, (iii) repair all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord, (iv) repair all damage caused by Tenant to the exterior surface of Building and to the paved surfaces of the Common Areas and, where necessary, replace or resurface same. Upon expiration or sooner termination of this Lease, Landlord may reenter the Premises and remove all persons and property therefrom. If Tenant shall fail to surrender to Landlord the Premises, the Building and the Common Area in the condition required by this paragraph at the expiration or, if sooner terminated, within thirty (30) days after sooner termination, of this Lease, Landlord may, at Tenant’s expense, remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all reasonable out-of-pocket costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Landlord until paid. Tenant shall pay to Landlord the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance) together with interest at the Agreed Rate within thirty (30) business days from Landlord’s delivery of a statement therefor. If the Premises are not surrendered at the end of the Lease Term, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, actual damages for lost rent and with respect to any claims of a successor occupant.
(b)If Tenant remains in possession of the Premises after expiration of the Lease Term and if Landlord and Tenant have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month to month at a monthly Base Rent equivalent to the greater of the then-existing Fair Market Rent thereof or one hundred fifty percent (150%) of the Base Rent in effect immediately prior to such expiration, such payments to be made as herein provided for Base Rent. In the event of such holding over, all of the terms of this Lease, including the payment of Additional Rent all charges owing hereunder other than rent shall remain in force and effect on said month to month basis.
18.10Cumulative Remedies. No remedy or election hereunder by Landlord shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity, provided that notice and cure periods set forth in Section 12 are intended to extend and modify statutory notice provisions to the extent expressly stated in Section 12.1.
18.11Binding Effect; Choice of Law; Waiver of Jury Trial. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of Section 16, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of California without resort to choice of law principles and, except as expressly provided herein, any legal or equitable action or proceeding brought with respect to this Lease or the Premises shall be brought in San Francisco County, California except for such actions or proceedings as are required by California law to be brought in the County where the subject real property is located. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (II) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSOR IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
18.12Lease to be Subordinate. Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of any mortgage, deed of trust or other encumbrances which Landlord may create against the Premises, including all renewals, replacements and extensions thereof (a “Superior Mortgage”). This subordination shall be self operative, however, Tenant shall execute any documents which are commercially reasonable (i.e., of a type customarily executed between lenders and lessees for similar loans and leases) subordinating this Lease within thirty (30) days after delivery of same by Landlord provided that such documents contain a commercially reasonable form of non-disturbance provisions (“Non-Disturbance Protection”) from the holder of such mortgage or deed of trust. In connection with any future subordination of this Lease to the lien of any mortgage or deed of trust, Landlord shall use commercially reasonable efforts to obtain Non-Disturbance Protection from the holder of such mortgage or deed of trust; provided, however, that Landlord shall not be in default of this if, despite Landlord’s exercise of commercially reasonable efforts, Landlord is unable to obtain such Non-Disturbance Protection for the benefit of Tenant; provided that Tenant shall not be obligated to execute any documents which does not provide Non-Disturbance Protection. Additionally, Landlord shall use reasonable efforts to obtain, within ninety (90) days of the date hereof, a non-disturbance agreement in an agreement reasonably acceptable to Tenant from the holder of any Superior Mortgage which exists prior to the date of this Lease; provided, however, that Landlord shall not be in default of this if, despite Landlord’s exercise of commercially reasonable efforts, Landlord is unable to obtain a non-disturbance agreement for the benefit of Tenant. Tenant shall reimburse Landlord for any reasonable attorneys’ fees payable to the holder of such Superior Mortgage in connection with any requested changes to such mortgagee’s standard form of subordination, non-disturbance and attornment agreement.
18.13Attorneys’ Fees. If either party herein brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to recover its reasonable attorneys’ fees, expert witness fees and costs as fixed by the Court.
18.14Signs.
(a)Landlord shall install, at Tenant’s sole cost and expense, Project standard building directory, office front entry signage for the Premises. Tenant shall not place any sign outside the Premises (or visible from outside the Premises) without Landlord’s prior written consent, which consent may be granted, conditioned or withheld in Landlord’s sole and absolute discretion, and shall in any event be subject to Tenant’s obtaining approval by the City of Redwood City.
(b)In addition to the foregoing, Tenant shall have the right to have its name listed on the shared monument sign for Building 8 (the “Monument Sign”), subject to the terms of this Section 18.15. The design, size and color of Tenant’s signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the reasonable approval of Landlord and any applicable governmental authorities. Landlord reserves the right to withhold consent to any sign that, in its good faith judgment, is not harmonious with the design standards of the Building and Monument Sign. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to the existing rights of existing tenants in the Building, and the location of Tenant’s name on the Monument Sign shall be further subject to Landlord’s reasonable approval. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.
(c)In addition to the foregoing, Tenant shall be entitled to one tenant identification sign to be located on the exterior of Building 8 (the “Building Signage”). The Building Signage, including, without limitation, the exact location of the Building Signage and the manner in which it is attached, shall be subject to all applicable Laws and Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided that the location does not detract from the first-class quality of the Building. Such right to the Building Signage is personal to Tenant and its Affiliates and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to any public authorities having jurisdiction and shall obtain written approval from Landlord and each such jurisdiction prior to installation, and shall fully comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval, not to be unreasonably withheld; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage.
(d)At Landlord’s option, Tenant’s right to the Monument Signage and/or Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) an Event of Default shall exist; (ii) Tenant occupies less than fifty percent (50%) of the Premises; or (iii) this Lease shall terminate or otherwise no longer be in effect. Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the its signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause such signage to be removed from the Building and the Building to 12grepaired and restored to the condition which existed prior to the installation of the signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within thirty (30) business days following delivery of an invoice therefor.
18.15Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
18.16Quiet Possession and Enjoyment Upon Tenant timely paying the rent for the Premises and timely observing and performing (prior to the expiration of any applicable cure periods) all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession and enjoyment of the Premises and the Project, including parking rights granted hereunder, for the entire Lease Term, subject to all of the provisions of this Lease.
18.17Easements. Subject to Section 5.2(b), Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and conditions, covenants and restrictions, so long as such easements, rights, dedications, Maps and conditions, covenants and restrictions do not unreasonably interfere with the use of the Premises or the Project of parking rights granted hereunder, including access thereto, by Tenant, increases Tenant’s rent obligations, materially increases Tenant’s other obligations, or materially adverse affects Tenant’s other rights under this Lease. Subject to Section 5.2(b), Tenant shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of this Lease to same, upon request of Landlord, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease..
18.18Authority. Landlord and Tenant each represent and warrant that each individual executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with the by-laws, operating agreement or a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms.
18.19Force Majeure Delays. In any case where either party hereto is required to do any act (other than the payment of money), delays caused by or resulting from Acts of God or Nature, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, or other causes beyond such party’s reasonable control the time during which act shall be completed, shall be deemed, except where expressly indicated, to be extended by the period of such delay, whether such time be designated by a fixed date, a fixed time or “a reasonable time.”
18.20Hazardous Materials.
(a)Definition of Hazardous Materials and Environmental Laws. “Hazardous Materials” means any (i) substance, product, waste or other material of any nature whatsoever which is or becomes listed regulated or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act (“HMTA”) 49 U.S.C. section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq. (“TSCA”); the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq.; (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501, et seq. (Hazardous Materials Response Plans and Inventory); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq., all as amended, or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, response, removal and remediation costs) or standards of conduct or performance concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter may be in effect (collectively, “Environmental Laws”); (ii) any substance, product, waste or other material of any nature whatsoever whose presence in and of itself may give rise to liability under any of the above statutes or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance, strict or absolute liability or under any reported decisions of a state or federal court; (iii) petroleum or crude oil, including, but not limited to, petroleum and petroleum products contained within regularly operated motor vehicles; and (iv) asbestos.
(b)Landlord’s Representations and Disclosures. Landlord represents that it has provided Tenant with a description of the Hazardous Materials on or beneath the Project as of the date hereof, attached hereto as Exhibit B and incorporated herein by reference and that except as described in the documents identified in Exhibit B, Landlord has no actual knowledge of any Hazardous Materials at the Project. Tenant acknowledges receipt of the attached Exhibit B, which Landlord has provided pursuant to California Health & Safety Code Section 25359.7 which requires:
Any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath that real property shall, prior to the sale, lease or rental of the real property by that owner, give written notice of that condition to the buyer, lessee or renter of the real property.
(c)Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about the Project by Tenant, its agents, employees, contractors, licensee, guests, visitors or invitees without the prior written consent of Landlord. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its general office use, including, without limitation, photocopy supplies, printer and facsimile toner cartridges, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in the manner in which such products are designed to be used and in compliance with Environmental Laws shall not be a violation by Tenant of this Section 18.20. Tenant shall, at all times, use, keep, store, handle, transport, treat or dispose all such Hazardous Materials in or about the Project in compliance with all applicable Environmental Laws. Tenant shall remove all Hazardous Materials used or brought onto the Project by Tenant during the Lease Term from the Project prior to the expiration or earlier termination of this Lease.
(d)Environmental Indemnity. Tenant agrees to indemnify, defend, protect and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, reasonable attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses to the extent resulting from or arising out of the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about the Premises or the Project, and/or subsurface or ground water from an act or omission of Tenant (or Tenant’s successor), its agents, employees, invitees, vendors or contractors.
(e)Tenant’s Obligation to Promptly Remediate. If the presence of Hazardous Materials on the Premises after the Commencement Date results from an act or omission of

Tenant (or Tenant’s successors), its agents, employees, invitees, vendors, contractors, guests, or visitors results in contamination or deterioration of the Project or any water or soil beneath the Property, Tenant shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Landlord’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have no obligation to investigate or remediate any Hazardous Materials located in the Premises or the Project as of the Commencement Date that were not placed thereon or therein, or damaged or disturbed by Tenant or any of Tenant’s agents, contractors, employees, licensees or invitees.
(f)Notification. Landlord and Tenant each agree to promptly notify the other of any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to the Project.
18.21Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for Cassidy Turley/BT Commercial, in the case of Landlord, and C&C NKF in the case of Tenant (collectively, the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay all brokerage commissions due to such Brokers arising out of the execution of this Lease pursuant to Landlord’s separate agreement with Cassidy Turley/BT Commercial. The terms of this Section 18.21 shall survive the expiration or earlier termination of the Lease Term.
18.22Acknowledgment of Notices. Landlord has provided and Tenant hereby acknowledges receipt of the Notices attached as Exhibits C and D hereto, concerning the presence of certain uses and operations of neighboring parcels of land.
18.23Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
18.24Telecommunication Equipment. At any time during the Lease Term, Tenant shall have the non-exclusive right to install, at Tenant’s sole cost and expense, a satellite dish, antenna or other communications equipment (collectively, the “Telecommunication Equipment”) to serve only those persons occupying the Premises, in an area of the roof (“Roof Location”) reasonably designated by Landlord; provided however that in no event shall Tenant make use of more than Tenant’s Share of the available Building 8 rooftop area. The exact physical specifications (including, without limitation, size and weight) appearance and location of any such Telecommunication Equipment shall be subject to Landlord’s reasonable prior approval, and Landlord may require Tenant to install screening around such equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such Telecommunication Equipment at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install Telecommunication Equipment as set forth in this Section 18.24, then Tenant shall give Landlord prior notice thereof and Tenant’s installation thereof shall be made in accordance with the terms of Section 6.3. Tenant’s maintenance of such Telecommunication Equipment and the removal thereof at the end of the Lease Term shall be made in accordance with Section 6.1 and 18.8, respectively. Tenant shall ensure that the use of any such Telecommunication Equipment located on the roof of Building 8 shall not unreasonably interfere with the Telecommunication Equipment located on any other Building or other portions of the Project and Tenant’s indemnity obligations in Section 7.7 shall be deemed to apply to the installation and use of the Telecommunication Equipment.
18.25Survival of Provisions Upon Termination of Lease. Any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease shall survive such termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.
LANDLORD AND TENANT EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREES THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

Executed as of the reference date.

LANDLORD:	VII PAC SHORES INVESTORS, LLC,
a Delaware limited liability corn

	By:	/s/ Daniel Schwaegler
	Name:	Daniel Schwaegler
	Title:	Senior Vice President

Address:

VII Pac Shores Investors, LLC
c/o Starwood Asset Management
100 Pine Street, Suite 3000
San Francisco, California 94111

With a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attention: Derek Boswell, Esq.
Telephone: (415) 773-7246

TENANT:	C3, LLC,
a Delaware limited liability company

	By:	/s/ Thomas M. Siebel
	Name:	Thomas M. Siebel
	Title:	Chief Executive Officer

Address (if prior to Commencement Date):

1820 Gateway Drive, Suite 250
San Mateo, CA 94404
Attention:	Howie Shohet
Telephone:	(650) 235-7004
Facsimile:

Address (if after Commencement Date:

At the Premises

Attention:	/s/ Howie Shohet
Telephone:	(650) 235-7004
Facsimile:

EXHIBIT A
PREMISES FLOOR PLAN

COMMON CORRIDOR
COMMON CORRIDOR
FVG/TSSF
COMMON CORRIDOR

4TH. FLOOR LEVEL

F-1

D
C
B
A
D
C
B
A
12
11
8
11
8
9
10
7
6
3
4
5
2
1
1

5TH. FLOOR LEVEL

A-2

EXHIBIT B
HAZARDOUS MATERIALS DISCLOSURE
Landlord has provided Tenant, and Tenant acknowledges that it has received and pursuant to Section 18.20(b) of the Lease, reviewed same, a copy of each of those certain documents entitled: (i) Phase I, Environmental Site Assessment, Pacific Shores Center, Redwood City, California, Prepared for: The Jay Paul Company, San Francisco, California, Prepared by: Iris Environmental, Oakland, California, December 20, 1999, Job No. 99-122A; and (ii) Phase II, Environmental Site Assessment, Pacific Shores Center, 1000 Seaport Boulevard, Redwood City, California, Prepared for: The Jay Paul Company, San Francisco, California, Prepared by: Iris Environmental, Oakland, California, January 14, 1999, Job No. 99-122-B.

TENANT:	C3, LLC,
a Delaware limited liability company

	By:	/s/ Thomas M. Siebel
	Name:	Thomas M. Siebel
	Title:	Chief Executive Officer
B-1

EXHIBIT C
NOTICE TO TENANTS AND TRANSFEREES OF
CURRENT OR FUTURE USES OF ADJACENT PORT PROPERTY
Notice is hereby given to all lessees, tenants and transferees of land or interests in land located within Pacific Shores Center of the presence or potential future presence of Port related industrial activities on Port property adjacent to and west of Pacific Shores Center. All recipients of this notice should be aware of the following facts:
1.The parcel of Port property adjacent to Pacific Shores Center to the northwest shown on the Exhibit C - Figure One attached hereto (the “Port Parcel”) is now or may be developed for Port related maritime and industrial uses similar to those occupying other properties along the west side of Seaport Boulevard and to the west of Pacific Shores Center.
2.Such Port related maritime and industrial activities are those which are permitted by the general industrial zoning of the City of Redwood City and may include heavy industrial land uses, including uses which involve the receipt, transport, storage or management of hazardous wastes, aggregates, cement, gravel and similar materials, including the outdoor storage and handling of such materials.
3.Pacific Shores Center Limited Partnership, on behalf of itself, its successors and assigns, has recognized, accepted and approved such uses of the Port Parcel subject to the utilization of Best Available Management Practices in the development and use of the Port Parcel. Best Available Management Practices are defined on Exhibit C — Schedule One attached hereto.
4.Despite the use of Best Available Management Practices on the Port Parcel by the Port and its lessees and licensees and despite Pacific Shores Center Limited Partnership’s efforts to ensure compatibility between such uses and those in Pacific Shores Center, it is possible that such uses will cause emissions into the air of dust or other particulate matter, or noise or odorous substances which may be offensive to or be perceived as a nuisance by occupants of Pacific Shores Center.
5.Pursuant to covenants made by Pacific Shores Center Limited Partnership on behalf of its successors and assigns, tenants and lessees, the tenants, lessees and transferees of Pacific Shores Center Limited Partnership have approved and accepted such neighboring uses subject to their utilization of Best Available Management Practices.
6.Any actions to enjoin the continuation of such uses or to recover any damages to persons or property related to their operations are subject to a requirement for prior notice found in recorded covenants by Pacific Shores Center Limited Partnership. The following language is excerpted from such covenants:

In the event that either party hereto believes that the other has failed to perform any covenant made herein in favor of the other, at least ten (10) days prior to the commencement of any action to enforce the covenants hereunder or to recover damages for the breach thereof, that party who believes that a failure to perform has occurred (the “Complaining Party”) shall give written notice (the “Notice”) to the party alleged not to have performed the covenant (the “Non-Complaining Party”) of the specific nature of the alleged failure and of the intent of the Complaining Party to take action to remedy the breach by the Non-Complaining Party. In the event that the nature of the alleged failure to perform is such that the same cannot reasonably be cured within ten (10) days after receipt of the Notice (the “Notice Period”), the Non-Complaining Party shall not be deemed to be in violation of its covenants and no action shall be commenced by the Complaining Party if, within the Notice Period, the Non-Complaining Party commences such cure and thereafter diligently and continuously prosecutes the same to completion within a reasonable time. Provided, however, that the Complaining Party shall not be precluded from recovering any actual damages suffered by reason of the alleged failure to perform prior to or after delivery of the Notice, whether or not such failure is thereafter cured.

FIGURE ONE
TO
EXHIBIT C

SCHEDULE ONE
TO
EXHIBIT C
“Best Available Management Practices” (“BAMP”) moons the following:
1.    Compliance with all laws. rules and regulations. and operating permits, whether Federal, state or local, applicable to the uses of the Exchange Parcel and industrial operations thereon, including without limitation all laws, rules and regulations and operating permits applicable to emissions into the air of gases, substances and particulate matter, the generation or release of odors or odorous substances into the air, and the generation of noise.
2.    Initiation and maintenances of reasonable precautious to minimize emission and transport of dust from the Exchange Parcel and the New Road Access onto the Project Site. As used herein the term “reasonable precautions” shall mean the use of materials, techniques and equipment reasonably available at the time of commencement of a use or operation and designed to minimize emissions during predictably adverse climatic conditions common in the area (collectively, “initial measures”) plus the addition of one or more of the following additional measures if not already in use and if initial measures prove inadequate to achieve minimization of emission and transport of dust onto the Project Site:
(a)    Paving of surfaces used for active operations where the absence of such paving causes emissions and transport of dust onto the Project Site;
(b)    Installation of wind fences to a height of not less than 20 feet with 50% porosity around areas of open storage and areas of active dust-generating uses causing emission and transport of dust onto the Project Site;
(c)    Use of storage silos, opened-ended enclosures or water spray equipment for the outdoor storage and handling of materials, such as rock, concrete, soil, mineral substances, and similar materials, causing emission and transport of dust onto the Project Site;
(d)    Installation of enclosures or use of water or foam spray bars both above and below the belt, surface of all conveyors used for loading and unloading materials, causing emission and transport of dust onto the Project Site; and
3.    Initiation of a reasonable, regularly scheduled sweeping program for the New Road Access to minimize accumulation of dust and dirt and/or installation of dust traps, wheel washers or other methods of minimizing the tracking of dust onto the Road Access Area and resulting emission and transport of dust onto the Project Site.

EXHIBIT D
NOTICE TO PACIFIC SHORES TENANTS, LESSEES,
SUCCESSORS, ASSIGNS AND TRANSFEREES REGARDING
CURRENT OR FUTURE USES OF ADJACENT RMC LONESTAR AND PORT PROPERTY
Notice is hereby given to all tenants, lessees, successors, assigns and transferees of land or interest in land located within the Pacific Shores Center of the presence or potential future presence of maritime and industrial activities on RMC Lonestar and Port of Redwood City property west and adjacent to Pacific Shores Center. Recipients of this notice should be aware of the following:
1.The RMC Lonestar property and parcels of port property adjacent to and west of Pacific Shores Center are shown on the map attached to this notice. The RMC Lonestar and Port properties are now devoted to, or will be developed for, maritime and industrial uses.
2.These maritime and industrial uses are those which are permitted by the “Heavy Industry” General Plan designation and general industrial zoning of the City of Redwood City. These uses include, by way of example and not limitation, uses involving the receipt, transport, storage, handling, processing or management of aggregates, cement, concrete, asphalt, soil or other landscaping materials, recyclable metals and plastics, recyclable concrete and asphalt, chemicals, petroleum products, hazardous wastes, and similar materials, including indoor storage, mixing and handling of these materials.
3.These uses may cause, on either a regular or intermittent basis, air emissions, including, without limitation, dust and other particulates, odors, vibrations, loud noises, and heavy truck, rail or marine vessel traffic. These uses may have visual, aesthetic or other aspects that may be offensive or perceived as a nuisance by occupants of Pacific Shores Center.
D-1

EXHIBIT E
RULES AND REGULATIONS
1.No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of Building 8 without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.
2.The directory of Building 8 will be provided exclusively for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall not have to pay any charge for Tenant’s listing thereon and for any changes by Tenant.
3.Except as consented to in writing by Landlord or in accordance with Building 8 standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.
4.Tenant shall not obstruct any sidewalks, halls, lobbies, passages, exits, entrances, elevators or stairways of Building 8. No tenant and no employee or invitee of any tenant shall go upon the roof of Building 8 or make any roof or terrace penetrations. Tenant shall not allow anything to be placed on the outside terraces or balconies without the prior written consent of Landlord.
5.All cleaning and janitorial services for Building 8 shall be provided only by contractors approved by Landlord, which approval shall not unreasonably be withheld. Subject to the foregoing, Tenant shall directly provide janitorial services for its own Premises. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any tenant for any loss of property on the Premises, however occurring, or for any damage to any tenant’s property by the janitor or any other employee or person.
6.Heating, ventilation and air conditioning (“HVAC”) will be provided during the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday, excluding Holidays (such hours are collectively referred to herein as “Building Hours”). As used herein, “Holidays” shall include New Year’s Day, Washington’s Birthday (observed), Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas and any other national or state holiday customarily recognized by operators of comparable Project Buildings. HVAC service shall be provided to the Premises other than during Building Hours (for a minimum period of three (3) consecutive hours at a time), provided that Tenant shall pay to Landlord for each such hour of HVAC service during non-Building Hours, the then prevailing charge by Landlord for such service. As of the date of this Lease, Landlord’s prevailing charge for after hours HVAC service is Thirty Five Dollars

($35.00) per hour. Amounts payable by Tenant under the Lease shall be paid as additional rent E-1 within fifteen (15) days following Tenant’s receipt of Landlord’s billing therefor. Tenant agrees to reasonably cooperate with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of the Building 8 HVAC system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the Building 8 chilled and hot water air conditioning supply lines. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter mechanical installations or facilities of Building 8 or unreasonably tamper with, touch or otherwise affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s unreasonably tampering with room thermostats, defects in the HVAC system as installed by Tenant, or Tenant’s failure to comply with its obligations under this Section, or Tenant’s heat or cold generation in excess of that which is customary for general office use.
7.Landlord will furnish Tenant, free of charge, with two keys to Tenant’s suite entrance. Landlord may make a reasonable charge for any additional keys and for having any locks changed. Tenant shall not make or have made additional keys without Landlord’s prior written consent, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord’s prior written consent, provided that Tenant may install a card key system for the Premises . Tenant shall deliver to Landlord, upon the termination of its tenancy, the keys to all locks for doors on the Premises, and in the event of loss of any keys furnished by Landlord, shall pay Landlord therefor.
8.If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation.
9.The elevators shall be available for use by all tenants in Building 8, subject to reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in Building 8 or carried in the elevators except between the hours, in the manner and in the elevators as may be designated by Landlord.
10.Tenant shall not place a load upon any floor of the Premises which exceeds the maximum load per square foot which the floor was designed to carry and which is allowed by law. Tenant’s business machines and mechanical equipment which cause noise or vibration which may be transmitted to the structure of Building 8 or to any space therein, and which is objectionable to Landlord or to any tenants in Building 8, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.
11.Tenant shall not use or keep in the Premises any toxic or hazardous materials or any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of Building 8 by reason of noise, odors or vibrations. No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in Building 8.
12.Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless Tenant receives the prior written consent of Landlord.
13.Tenant shall cooperate fully with Landlord to assure the most effective operation of Building 8’s heating and air-conditioning and to comply with any governmental energy saving rules, laws or regulations of which Tenant has actual notice. Tenant shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use.
14.Tenant shall keep corridor doors and sliding glass doors closed, and shall close window coverings at the end of each business day.
15.Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of Building 8.
16.Landlord reserves the right to exclude any person from Building 8 between the hours of 6:00 p.m. and 7:00 a.m. the following day, or any other hours as may be established from time to time by Landlord, and on Saturdays, Sundays and legal holidays, unless that person is known to the person or employee in charge of Building 8 and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of those persons. Landlord shall not be liable for damages for any error in admitting or excluding any person from Building 8. Landlord reserves the right to prevent access to Building 8 by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion.
17.Tenant shall close and lock the doors of its Premises, shut off all water faucets or other water apparatus and turn off all lights and other equipment which is not required to be continuously run. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of Building 8 or Landlord for noncompliance with this Rule.
18.The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose’ other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be placed therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.
19.Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of Building 8. Tenant shall not interfere with radio or television broadcasting or reception from or in Building 8 or elsewhere.
20.Tenant shall not cut or bore holes for wires in the partitions, woodwork or plaster of the Premises. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair, or be responsible for the cost of repair of any damage resulting from noncompliance with this Rule.

21.Tenant shall not install, maintain or operate upon the Premises any vending machine without the prior written consent of Landlord.
22.Canvassing, soliciting and distributing handbills or any other written material and peddling in Building 8 are prohibited, and each tenant shall cooperate to prevent these activities.
23.Landlord reserves the right to exclude or expel from Building 8 any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations of Building 8.
24.Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal within Building 8. Tenant shall reasonably ensure that Tenant’s janitorial services contractor for the Premises complies with trash and garbage disposal in accordance with these Rules and Regulations. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
25.Use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that the equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
26.Tenant shall not use the name of Building 8 in connection with or in promoting or advertising the business of Tenant, except as Tenant’s address, without the written consent of Landlord.
27.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. Tenant shall be responsible for any increased insurance premiums attributable to Tenant’s use of the Premises, Building 8 or the Project.
28.Tenant assumes any and all responsibility for protecting its Premises from theft and robbery, which responsibility includes keeping doors locked and other means of entry to the Premises closed.
29.Tenant shall not use the Premises, or suffer or permit anything to be done on, in or about the Premises, which may result in an increase to Landlord in the cost of insurance maintained by Landlord on Building 8 and Common Areas.
30.Tenant’s requests for assistance will be attended to only upon appropriate application to the office of Building 8 by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

31.To the extent Tenant has been granted any parking privileges in the Lease, Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to Building 8 or other reserved parking spaces. Tenant shall not leave vehicles in the Building 8 parking structure overnight, nor park any vehicles in the Building 8 parking structure, other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Tenant, its agents, employees and invitees shall not park any one (1) vehicle in more than one (1) parking space.
32.The scheduling and manner of all Tenant move-ins and move-outs shall be subject to the discretion and approval of Landlord, and move-ins and move-outs shall take place only after 6:00 p.m. on weekdays, on weekends, or at other times as Landlord may designate. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant, and Tenant shall cause the movers to use only the entry doors and elevators designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Project, Tenant shall pay to Landlord the amount required to repair the damage.
33.Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no waiver by Landlord shall be construed as a waiver of the Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing the Rules and Regulations against any or all of the tenants of Building 8.
34.These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in Building 8.
35.Landlord reserves the right to make other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of Building 8 and for the preservation of good order therein. Tenant agrees to abide by all Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
36.Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

Exhibit F
Work letter
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of improvements to the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction within the Premises, in sequence, as such issues will arise during such construction. All references in this Tenant Work Letter to Paragraphs of “this Lease” shall mean the relevant portions of the Lease, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Tenant Work Letter.
1.Tenant Improvements
1.1Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of thirty-five dollars ($35.00) for each rentable square foot of the Premises for the costs relating to the initial design (including consultant and project management fees), permitting and construction of Tenant’s improvements which are affixed to the Premises (collectively, the “Tenant Improvements”) and for the “Tenant Improvement Allowance Items,” as that term is defined in Section 1.2(a) below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall have no claim for any Tenant Improvement Allowance, and Landlord shall have no obligation to reimburse Tenant for any Tenant Improvement costs, that have not been requested by June 30, 2014. Tenant’s Improvements may include, without limitation, demising walls.
1.2Disbursement of the Tenant Improvement Allowance.
(a)Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”) and, except as otherwise specifically and expressly provided in this Tenant Work Letter, Landlord shall not deduct any other expenses from the Tenant Improvement Allowance. The Tenant Improvement Allowance Items shall consist of:
(i)Payment of the fees and costs of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 below of this Tenant Work Letter, costs paid to Tenant’s consultants in connection with the design, construction and move into the Premises and all related design and construction costs, including the fees and costs of Tenant’s project management consultants;
(ii)The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

(iii)The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, and trash removal costs, after hours utility usage, and contractors’ fees and general conditions;
(iv)The cost of any changes in the base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or to comply with Laws, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
(v)The cost of the “Coordination Fee,” as that term is defined in Section 3.2(e) of this Tenant Work Letter;
(vi)The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes or approved or required by Landlord hereunder;
(vii)any applicable sales and use taxes; and (viii) Tenant’s construction management fees and the cost of furniture, fixtures and equipment installed in the Premises, collectively not to exceed ten dollars ($10.00) for each square foot of Rentable Area of the Premises.
(b)Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
(i)Over Allowance Amount. Prior to any funding of any portion of the Tenant Improvement Allowance by Landlord, Tenant shall pay out of its own funds for Tenant Improvement Allowance Items in an amount equal to the difference between the amount of the Final Costs (as defined in Section 3.2(a) below) and the amount of the Tenant Improvement Allowance (the “Over-Allowance Amount”).
(ii)Monthly Disbursements. Once each month on a day designated by Landlord or if no date is designated by Landlord, then on the first Tuesday of each month (in either event, a “Submittal Date”) during the period from the date hereof through the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (A) a request for payment of the “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, and/or to the “Architect” and/or to the “Engineers,” as such terms are defined in Section 2.1 below, and/or to Tenant’s various consultants or other persons or entities entitled to payment (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed; (B) invoices from all of Tenant’s Agents (hereinafter defined) for labor rendered and materials delivered to the Premises for the applicable payment period; (C) executed conditional mechanics’ lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions of California Civil Code

Section 3262(d) or unconditional releases if appropriate; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (A) through (C) above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (D) all other information reasonably requested in good faith by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord. Within forty-five (45) days following the Submittal Date, and assuming Landlord receives all of the information described in items (A) through (D) above, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant or if Tenant elects, to the Contractor, subcontractor, architect, engineer or consultant designated by Tenant and/or a separate check to Tenant where Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has paid such Contractor (or other supplier of services or goods) accompanied when appropriate by unconditional lien releases, or any other provider of goods and services designated by Tenant to Landlord, and Tenant in payment of the lesser of: (1) the amounts so requested by Tenant, as set forth above in this Section 1.2(b)(i), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); provided, however, that no such retention shall be duplicative of the retention Tenant would otherwise withhold (but will not withhold) pursuant to its agreement with such Contractor and no such deduction shall be applicable to amounts due to Tenant’s consultants, the Architect, or the Engineer or for Non-Construction Allowance Items or other Tenant Improvement Allowance Items in connection with the payment of suppliers for materials delivered to the Premises and subcontractors for completing performance of their work substantially in advance of the completion of the Tenant Improvements pursuant to the Approved Construction Drawings, and (2) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). In the event that Landlord or Tenant identifies any material non-compliance with the Approved Construction Drawings, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and Tenant shall cause such work to be corrected so that such work is no longer substandard. Such procedure shall also be applicable in connection with the payment of the Final Retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant receives a check payable to anyone other than solely to Tenant, Tenant may return such check to Landlord and receive a replacement check made payable only to Tenant within ten (10) business days, if Tenant provides the releases and evidence to the extent required above to receive a check payable solely to Tenant.
(iii)Final Retention. A check for the Final Retention payable jointly to Tenant and Contractor (or payable solely to Tenant if Contractor is no longer owed any money by Tenant for work performed in the Premises) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (A) Tenant delivers to

Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (B) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed in accordance with the terms of this Tenant Work Letter, and (C) Tenant fulfills its obligations pursuant to Section 3.3 of this Tenant Work Letter.
(iv)Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items or are otherwise expressly permitted hereunder.
1.3Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been supplied to Tenant. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord.
2.Construction Drawings
2.1Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2.1. Landlord shall, within four (4) business days after Landlord’s receipt of the name of any proposed Architect either provide such approval or disapproval, along with reasons therefor, provided that Studio O+A is hereby pre-approved as Architect. Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises as part of the Tenant Improvements. Landlord shall, within four (4) business days after Landlord’s receipt of the name of any proposed Engineer either provide such approval or disapproval, along with reasons therefor. In the event Landlord fails to promptly respond to Tenant’s request for approval of Tenant’s architect or engineer within said four (4) business day period, then Tenant may resubmit the same to Landlord’s representative with a cover letter stating “Landlord’s failure to respond within four (4) business days shall result in the deemed approval of the attached” in all capital letters and in bold face type. In the event Landlord thereafter fails to respond thereto by the date which is the later of the original response period set forth above or the four (4) business days following the second notice, then the request shall be deemed approved by Landlord. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply at a minimum with Landlord’s Specifications and shall be in a drawing format reasonably acceptable to Landlord. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith, except to the extent that Landlord has specifically requested a modification to the Construction Drawings as a condition to Landlord’s approval of the Construction Drawings, and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. Each time Landlord is granted the right to review, consent or approve the Construction Drawings or any component thereof (collectively, “Consent”), such Consent shall not be unreasonably withheld, conditioned or delayed.
2.2Final Space Plan. Tenant and the Architect shall prepare the final space plan for the Tenant Improvements (the “Final Space Plan”), and shall deliver the Final Space Plan to Landlord for Landlord’s approval. The Final Space Plan shall show all corridors, internal and external offices and partitions, and exiting. Landlord shall, within four (4) business days after Landlord’s receipt of the Final Space Plan (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to reasonable specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) reasonably disapprove the Final Space Plan. If Landlord so disapproves the Final Space Plan, Tenant may resubmit the Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 2.2, within four (4) business days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved. The Final Space Plan may be provided by Tenant to Landlord in one or more stages and at one or more times and the time periods set forth herein shall apply to each portion submitted. In the event Landlord fails to respond to the Final Space Plan within said four (4) business day period, then Tenant may resubmit the same to Landlord’s representative with a cover letter stating “Landlord’s failure to respond shall result in the deemed approval of the attached” in all capital letters and in bold face type. In the event Landlord fails to respond to the Final Space Plan within four (4) business days following such second submittal, then such second failure by Landlord shall be deemed acceptance and approval of the Final Space Plan by Landlord. Any changes to Base Building must be pre-approved by Landlord. As used in this Work Letter, “Base Building” shall mean the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.
2.3Completion of Construction Drawings. Once Landlord has approved the Final Space Plan, Tenant, the Architect and the Engineers shall complete the Construction Drawings for the Premises in a form which is sufficient to obtain applicable permits and shall submit such Construction Drawings to Landlord for Landlord’s approval. Landlord shall, within ten (10) business days after Landlord’s receipt of the Construction Drawings, either (i) approve the Construction Drawings, which approval shall not be unreasonably withheld or conditioned if the same are logical evolutions of the Final Space Plan and do not deviate in any material respect therefrom, (ii) approve the Construction Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to submitting the Approved Construction Drawings for permits as set forth in Section 2.4 below of this Tenant Work Letter, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions. If Landlord disapproves the Construction Drawings, Tenant may resubmit the Construction Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Construction Drawings, based upon the criteria set forth in this Section 2.3, within four (4) business days after Landlord receives such resubmitted Construction Drawings. Such procedure shall be repeated until the Construction Drawings are approved. In the event Landlord fails to promptly respond to the Construction Drawings, then Tenant may resubmit the same to Landlord’s representative with a cover letter stating “Landlord’s failure to respond within four (4) business days shall result in the deemed approval of the attached” in all capital letters and in bold face type. In the event Landlord thereafter fails to respond to the Construction Drawings by the date which is the later of the original response period set forth above or the four (4) business days following the second notice, then such Construction Drawings shall be deemed approved by Landlord.
2.4Approved Construction Drawings. The Construction Drawings for the Tenant Improvements shall be approved by Landlord (the “Approved Construction Drawings”) prior to the commencement of construction of the Tenant Improvements. Tenant shall, at its sole cost and expense (subject to reimbursement by the Tenant Improvement Allowance in accordance with the terms of this Work Letter), cause to be obtained all applicable building permits required in connection with the construction of the Tenant Improvements (“Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate at no cost to Landlord with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such Permits or certificate of occupancy. No changes, modifications or alterations in the Approved Construction Drawings (other than immaterial field changes) may be made without the prior written consent of Landlord pursuant to the terms of Section 2.5 below.
2.5Change Orders. In the event Tenant desires to change the Approved Construction Drawings (other than immaterial field changes), Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Construction Drawings. Landlord shall, within four (4) business days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, which approval shall not be unreasonably withheld if the same is materially consistent with the Final Space Plan or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant (subject to reimbursement by the Tenant Improvement Allowance in accordance with the terms of this Work Letter). Landlord’s failure to provide either approval or disapproval in writing within any applicable time period shall be deemed approval by Landlord.

3.Construction of the Tenant Improvements
3.1Tenant’s Selection of Contractors.
(a)The Contractor. Tenant shall retain a licensed general contractor (the “Contractor”) pre-approved by Landlord, which approval shall not be unreasonably withheld or delayed, prior to Tenant causing the Contractor to construct the Tenant Improvements. Landlord shall, within two (2) business days after Landlord’s receipt of the name of any proposed Contractor either provide such approval or disapproval, along with reasons therefor.
(b)Tenant’s Agents. All major trade subcontractors and suppliers used by Tenant (such major trade subcontractors and material suppliers along with all other laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, subject to the terms hereof, Tenant shall cause the designated structural, electrical, HVAC, mechanical, and curtainwall subcontractors to be retained in connection with the Tenant Improvements. Landlord shall, within four (4) business days after Landlord’s receipt of the name of any proposed Tenant’s Agent either provide such approval or disapproval, along with reasons therefor. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. The Contractor and the Contractor’s subcontractors (collectively, “Tenant’s Contractors”) and their respective workers shall conduct their activities in and around the Premises, the Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and supplies at the Premises, the Building and the Project. In the event Landlord fails to promptly respond to Tenant’s request for approval of Tenant’s Contractors within said four (4) business day period, then Tenant may resubmit the same to Landlord’s representative with a cover letter stating “Landlord’s failure to respond within four (4) business days shall result in the deemed approval of the attached” in all capital letters and in bold face type. In the event Landlord thereafter fails to respond thereto by the date which is the later of the original response period set forth above or the four (4) business days following the second notice, then the request shall be deemed approved by Landlord.
3.2Construction of Tenant Improvements by Tenant’s Agents.
(a)Construction Contract. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall deliver to Landlord a copy of the construction contract and general conditions with Contractor (the “Contract”) along with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Landlord acknowledges that the build out by Tenant of the Premises may be accomplished by Tenant in one or more stages and at one or more times and the Final Costs as defined herein shall apply to each such stage.

(b)Tenant’s Agents.
(i)Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (A) the Tenant Improvements shall be constructed in conformance with the Approved Construction Drawings; and (B) Tenant shall abide by all reasonable construction guidelines and reasonable rules made by Landlord’s Project manager with respect to any matter, within reason, in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.
(ii)Indemnity. Tenant’s indemnity of Landlord as set forth, qualified and conditioned in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities to the extent related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. The waivers of subrogation set forth in this Lease pertaining to property damage shall be fully applicable to damage to property arising as a result of any work performed pursuant to the terms of this Tenant Work Letter.
(iii)Requirements of Tenant’s Agents. Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after final completion. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
(iv)Insurance Requirements.
(A)General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by Tenant’s Agents and Contractor, shall be in an amount which is customary for such respective Tenant’s Agents employed by tenants constructing improvements in the Comparable Buildings), and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors.
(B)Special Coverages. Contractor shall carry “Builder’s All Risk” insurance, in an amount approved by Landlord but not more than the amount of the Contract, covering the construction of the Tenant Improvements, and such other insurance as

Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord (to the extent they are generally required by landlords of Comparable Buildings) and shall be in a form and with companies as are required to be carried by Tenant pursuant to the terms of this Lease.
(C)General Terms. Certificates for all insurance carried pursuant to this Section 3.2(b)(iv) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof and this Lease is not terminated, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the completion of the Tenant Improvements. All such insurance relating to property, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2(b)(ii) of this Tenant Work Letter and Tenant’s right with respect to the waiver of subrogation.
(c)Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
(d)Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. In the event that Landlord should disapprove any portion of the Tenant Improvements during an inspection (which disapproval shall occur only in the event that the Tenant Improvements materially deviate from the tenant improvements contemplated by the Construction Drawings or are materially defective), Landlord shall notify Tenant in writing within a reasonable time of such inspection of such disapproval and shall specify in reasonably sufficient detail the items disapproved. Any defects or deviations in, and/or disapprovals in accordance herewith by Landlord of, the Tenant Improvements shall be rectified by Tenant at Tenant’s expense and at no expense to Landlord; provided, however, that in the event Landlord determines that a material defect or deviation exists, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure, take such action as Landlord deems necessary to correct the same, at Tenant’s expense, and at no additional expense to Landlord, and without incurring any liability on Landlord’s part.
(e)Coordination Fee. Tenant shall reimburse Landlord for its reasonable actual third-party costs incurred in connection with the oversight and coordination of the construction of the Tenant Improvements, which may include, without limitation, all costs and expenses of third party consultants, engineers, architects and others for reviewing plans and specifications (the “Coordination Fee”).
(f)Meetings. Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably designated by Tenant. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend monthly meetings at which, during the construction phase, shall include the review of Contractor’s current request for payment.
3.3Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion, which Landlord shall execute if factually correct, and Tenant shall cause such Notice of Completion to be recorded in the appropriate office of the county recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) CD-ROMs of such updated Approved Construction Drawings, in CAD format, within thirty (30) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
3.4Landlord Work. Landlord shall use commercially reasonable efforts to cause all laboratory improvements located on the 5th floor portion of the Premises to be demolished and removed from the Premises (the “Landlord Work”) on or before January 10, 2012 (“Landlord Demolition Completion Date”). Landlord and Tenant hereby acknowledge that the Landlord Work may take place concurrently with the construction of certain portions of the Tenant Improvements. In connection therewith, Landlord will use commercially reasonable efforts, at no material additional cost to Landlord, to schedule the construction of the Landlord’s Work at times and in a manner which will permit Tenant to perform the Tenant Improvements while Landlord is performing Landlord’s Work. Notwithstanding the foregoing, to facilitate construction of the Landlord’s Work in conjunction with the Tenant Improvements, Tenant agrees to cooperate with Landlord and take all actions reasonably required by Landlord to facilitate the completion of the Landlord’s Work. Landlord and Landlord’s employees, agents and contractors shall be granted access to the Premises at all times for the purpose of constructing the Landlord Work within the Premises. To facilitate the same, Landlord and Landlord’s contractors shall have keys to the Premises and shall have the right to enter upon the Premises 24-hours a day, 7-days a week to complete the Landlord Work. Without limiting the foregoing, Tenant hereby acknowledges and agrees that Landlord shall be under no duty to notify Tenant prior to accessing any portion of the Premises in connection with completion of construction of the Landlord’s Work. Tenant acknowledges that during construction of the Landlord’s Work that the areas of the Premises then being accessed by Tenant will not be separated from the work being performed by Landlord and Landlord’s contractors and that, as a result of Landlord’s construction of the Landlord’s Work, there will be construction noise, dust and related inconveniences to Tenant’s use of the Premises. If for any reason whatsoever, Landlord cannot complete the Landlord Work by the Landlord Demolition Completion Date, the Commencement Date and Expiration Date shall be extended by the same number of days that Landlord’s Work is completed after the Landlord Demolition Completion Date.
4.Miscellaneous
4.1Tenant’s Representative. Tenant has designated Howie Shohet, CFO as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter, provided that Tenant may hereafter designate one or more additional or replacement representatives in writing.
4.2Landlord’s Representative. Landlord has designated William Moyer, General Manager as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter, provided that Landlord may hereafter designate one or more additional or replacement representatives in writing ..
4.3Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
4.4Tenant’s Lease Default. Notwithstanding any terms to the contrary contained in this Lease, upon any Event of Default, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such Event of Default is cured pursuant to the terms of the Lease. Notwithstanding the forgoing, if such Event of Default is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.
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